 Filed Pursuant to Rule 424(b)(5)
 Registration File No. 333-207184
PROSPECTUS SUPPLEMENT
(To prospectus dated May 23, 2016)
5,725,000 Shares
INNOCOLL HOLDINGS PLC
Ordinary Shares
We are offering 5,725,000 of our ordinary shares. Our ordinary shares trade on The NASDAQ Global Market under the symbol “INNL”. On June 16, 2016, the last reported sale price of our ordinary shares was $7.33 per share. The public offering price is $7.00 per share.

We are an “emerging growth company,” as defined by the Jumpstart Our Business Startups Act of 2012, and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our ordinary shares involves a high degree of risk. See “Risk Factors” beginning on page S-13 of this prospectus supplement, page 7 of the accompanying prospectus and the documents incorporated by reference into this prospectus supplement.
	Per Share	Total
Public offering price	$7.00	$40,075,000
Underwriting discounts and commissions(1)	$0.42	$2,404,500
Proceeds, before expenses	$6.58	$37,670,500

(1)
See “Underwriting (Conflicts of Interest and Other Relationships)” for a description of compensation payable to the underwriters.

The underwriters also have the right to purchase up to an additional 858,750 ordinary shares from us at the public offering price, less the underwriting discounts and commissions, at their option, within 30 days of the date of this prospectus supplement, to cover over-allotments, if any. If the underwriters exercise their option to purchase additional shares in full, the total underwriting discounts and commissions payable by us will be $2,765,175 and the total proceeds, before expenses, to us will be $43,321,075.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the shares against payment in New York, New York on June 21, 2016.
MORGAN STANLEY	PIPER JAFFRAY
STIFEL
FBR	JANNEY MONTGOMERY SCOTT
The date of this prospectus supplement is June 16, 2016.

Prospectus Supplement

Prospectus

We have not, and the underwriters have not, authorized anyone to provide you with information different than that which is contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this
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prospectus supplement and the accompanying prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus supplement entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”
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ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of ordinary shares, and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, including the documents incorporated by reference therein, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement on the other hand, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement. The information contained in this prospectus supplement or the accompanying prospectus, or incorporated by reference herein or therein, is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our ordinary shares. Unless the context otherwise indicates, references in this prospectus to “we,” “our,” and “us” refer to Innocoll Holdings plc, a public limited company formed under Irish law, and its consolidated subsidiaries. Solely for the convenience of the reader, unless otherwise indicated, all amounts in U.S. dollars have been converted from euros to U.S. dollars at an exchange rate of $1.0887 per euro, the official exchange rate quoted as of December 31, 2015 by the European Central Bank, for the year ended December 31, 2015. Such U.S. dollar amounts are not necessarily indicative of the amounts of U.S. dollars that could actually have been purchased upon exchange of euros at the dates indicated. Effective January 1, 2016 we converted the functional currency from Euro to U.S. Dollars.
This document is not a prospectus within the meaning of the Companies Act 2014 of Ireland, the Prospectus Directive (2003/71/EC) (as amended) or the Prospectus Rules issued by the Central Bank of Ireland. No offer of shares to the public is made, or will be made, that requires the publication of a prospectus pursuant to Irish prospectus law within the meaning of the above legislation. Other than pursuant to U.S. federal and state securities laws, this document is not a prospectus, prospectus equivalent document or any other form of formal disclosure document for the purposes of any applicable law, rule or regulation in any other jurisdiction, state, province or territory and no offer of shares to the public is being made, or will be made, that requires the publication of a prospectus, prospectus equivalent document or any other form of formal disclosure document and this document is not required to, and does not, contain all the information which may be required in a prospectus, prospectus equivalent document or any other form of formal disclosure document for the purposes of any applicable law, rule or regulation in any other jurisdiction, state, province or territory.
MARKET, INDUSTRY AND OTHER DATA
This prospectus supplement and the documents incorporated by reference herein and the accompanying prospectus contain estimates, projections and other information concerning our industry, our business and relevant markets, as well as data regarding market research and estimates. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources that we believe to be reliable. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires.
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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus supplement regarding our strategy, future operations, regulatory process, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.
The forward-looking statements in this prospectus supplement include, among other things, statements about:
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our plans to develop, commercialize and manufacture XaraColl, Cogenzia and our other product candidates;

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the results of clinical trials for XaraColl, Cogenzia and our other product candidates;

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the timing of, and our ability to obtain, regulatory approval of XaraColl, Cogenzia and our other product candidates;

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the timing of our anticipated commercial launches of XaraColl, Cogenzia and our other product candidates;

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the rate and degree of market acceptance of XaraColl, Cogenzia and our other product candidates;

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the size and growth of the potential markets for XaraColl, Cogenzia and our other product candidates and our ability to serve those markets;

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our manufacturing and marketing capabilities;

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the timing of, and our ability to obtain, regulatory approvals for the expansion of our manufacturing facility;

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regulatory developments in the United States and foreign countries;

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our ability to obtain and maintain the scope, duration and protection of our intellectual property rights;

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statements concerning our corporate and tax domiciles and potential changes to them, including potential tax charges;

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the accuracy of our estimates regarding expenses and capital requirements; and

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the loss of key scientific or management personnel.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and readers of this prospectus supplement and the accompanying prospectus are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their respective dates. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in this prospectus supplement, particularly the factors described in the “Risk Factors” section of this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference, that could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that we may make.
We undertake no obligation to update or revise any forward-looking statements contained in this prospectus supplement or the accompanying prospectus, whether as a result of new information, future events, a change in our views or expectations or otherwise, except as required by applicable law. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.
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PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights selected information contained elsewhere in this prospectus supplement and the accompanying prospectus and in the documents we incorporate by reference. This summary does not contain all the information you should consider before investing in our ordinary shares. You should carefully read this entire prospectus supplement and accompanying prospectus, including the documents incorporated by reference herein and therein, particularly the risks and discussion of risks in the “Risk Factors” section of this prospectus supplement and the accompanying prospectus, the information incorporated by reference herein and therein and the “Summary Consolidated Financial Data” section and our consolidated financial statements and related notes contained in our Annual Report on Form 20-F for the year ended December 31, 2015, filed with the SEC on March 17, 2016, as well as the information included in any free writing prospectus that we have authorized for use in connection with this offering. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results stated in or suggested by such forward-looking statements due to a variety of factors, including those set forth in the “Risk Factors” and “Special Note Regarding Forward-Looking Statements” sections.
ABOUT INNOCOLL
Overview
We are a global, commercial stage specialty pharmaceutical and medical device company with late stage development programs targeting areas of significant unmet medical need. We utilize our patented collagen-based technology platform to develop proprietary products and product candidates with highly customized drug release profiles, localized drug delivery and superior handling properties. In addition, our products and product candidates are biodegradable and fully bioresorbable, thereby circumventing the need to surgically remove the product. Using our proprietary processes at our manufacturing facility, we extract and purify bovine collagen and then combine the purified collagen with proven small molecules, to create topical therapeutics and implantable products. Our technology platform enables the customization of key features, such as drug elution rates, resorption time and physical properties.
Our lead product candidates are XaraColl® for the treatment of post-operative pain and Cogenzia® for the treatment of diabetic foot infections, or DFIs. We initiated our Phase 3 trials for Cogenzia in both the United States and Europe in the second quarter of 2015. We also initiated our Phase 3 trials for XaraColl in the third quarter of 2015, and announced top-line pivotal data in May 2016 that each study had achieved its primary endpoint as a post-operative pain relief treatment immediately following open abdominal hernia repair. These two pivotal Phase 3 clinical trials will form the basis of the evidence for efficacy for the NDA for XaraColl, which we expect to submit prior to the end of 2016. We expect that top-line data from the Phase 3 trials for Cogenzia will be available in the third quarter or early fourth quarter of 2016, followed promptly by an NDA submission assuming sufficient supportive data. CollaGUARD, which prevents post-surgical adhesions, has been approved in 12 countries in Asia, the Middle East and Latin America and we expect to commence the steps required for approval in the United States in the latter half of 2016. We utilize our proprietary collagen-based technology platform to develop our biodegradable and bioresorbable products and product candidates. In 2015, we generated €2.6 million of sales from four marketed products. We manufacture our products in our own commercial scale facility. We have strategic partnerships in place with large international healthcare companies, such as Takeda, EUSA Pharma and Biomet, which market certain of our approved products in their applicable territory within Asia, Australia, Canada, Europe, Latin America, the Middle East and the United States.
Our corporate headquarters are located in Athlone, Ireland.
Summaries of Our Product Candidates
XaraColl
Our first lead product candidate, XaraColl, is an implantable, bioresorbable collagen matrix that we designed to provide sustained post-operative pain relief through controlled delivery of bupivacaine at the surgical site. The current standard of care for the treatment of post-operative pain relies heavily on the use of opioids supplemented by other classes of pain medications, the combination of which is known as multi-modal pain therapy. However, 73% of inpatient and 57% of outpatient surgeries have moderate to extreme pain postoperatively, despite opioid use by nearly 90% of patients. Opioid-related adverse events, such as nausea, constipation and respiratory depression, which are potentially severe, may require additional medications or treatments and prolong a patient’s hospital stay, thereby increasing overall treatment costs significantly. Additionally, opioids are highly addictive and induce drug resistance and tolerance. Given the negative side effects and costs associated with opioid use in particular, there is increasing focus from hospitals, payors and regulators on treatments that reduce opioid use in the treatment of post-operative pain.
Pivotal Phase 3 Clinical Trials
We recently received data from our pivotal Phase 3 clinical trials for XaraColl. Our MATRIX Phase 3 studies had identical designs and were randomized, placebo-controlled, double-blinded trials to investigate the safety and efficacy of XaraColl for the treatment of postoperative pain following open hernia repair with mesh. These trials were undertaken in the United States at 22 sites and 25 sites, respectively. The MATRIX-1 study enrolled 305 patients and the MATRIX-2 study enrolled 319 patients aged 18 and older and sum of pain intensity data was evaluated based on a modified intent to treat population (MITT), including all randomized patients who received any dose of XaraColl or placebo and who had at least one numerical rating pain intensity score prior to discharge. Patients with a unilateral inguinal hernia undergoing open hernioplasty with mesh placement were treated in one of the two arms per study with either three 100 mg XaraColl matrices for a total dose of 300 mg of bupivacaine hydrochloride, or three placebo matrices. The matrices were placed at the site of the hernia repair in order to provide local levels of bupivacaine directly at the location of surgical trauma. Patients received background medication of 650 mg of acetaminophen administered three times daily, with access to opioids, as needed. The primary efficacy endpoint in both Phase 3 studies was SPI24 (the time-weighted sum of pain intensity) over 24 hours comparing the XaraColl matrix to placebo. Additional endpoints were SPI at 48 and 72 hours, as well as total opioid use at 24, 48 and 72 hours and time to first opioid use. Safety was evaluated through the collection of adverse events through 30 days postoperatively.
XaraColl showed consistency across both studies in treatment effect for pain reduction and opioid reduction. The primary efficacy endpoint, the sum of pain intensity over 24 hours comparing XaraColl to placebo, met statistical significance in both the MATRIX-1 (p=0.0004) and MATRIX-2 (p<0.0001) studies. These highly statistically significant results make XaraColl the first long-acting, opioid-sparing, local analgesic to meet primary endpoints of Phase 3 clinical trials in hernia repair, a highly painful and commonly performed surgery. The p-value is a measure of probability that the difference between the placebo group and the XaraColl group is due to chance (e.g., p = 0.01 means that there is a 1% (0.01 = 1.0%) chance that the difference between the placebo group and the XaraColl group is the result of random chance as opposed to the XaraColl treatment). A p-value less than or equal to 0.05 (0.05 = 5%) is commonly used as a criterion for statistical significance, with p-values of less than or equal to 0.001 considered highly statistically significant (a less than one in a thousand chance of being the result of random chance).
A key secondary endpoint in the MATRIX trials was the sum of pain intensity over 48 hours (SPI48). The pooled data of the two MATRIX studies were statistically significant for this endpoint (p=0.0033). MATRIX-2 achieved a statistically significant result (p=0.0270), and MATRIX-1 trended toward, but did not achieve statistical significance (p=0.0568). Another key secondary endpoint was the sum of pain intensity over 72 hours (SPI72). The pooled data of the two MATRIX studies for this endpoint were statistically significant, although neither individual study achieved statistical significance for SPI72.
The MATRIX trials also looked at multiple opioid-sparing secondary endpoints such as total use of opioid rescue medication use at 24, 48 and 72 hours and time to first opioid use. Both trials also demonstrated that XaraColl reduced the total use of opioid rescue pain medication through 24 hours post hernia repair, as both results were highly statistically significant. Both trials demonstrated with statistical significance that XaraColl increases the time prior to the first use of opioids.
The incidence of overall adverse events reported in the XaraColl treatment group was similar to the placebo treatment group in both trials, and the incidence of discontinuation was very low and balanced across the treatment arms and across both studies. There were no XaraColl-related serious adverse events. Opioid-related adverse events (nausea, vomiting and constipation) were higher in the placebo arms of both trials.
Cogenzia
Our second lead product candidate, Cogenzia, is a topically applied, bioresorbable collagen matrix with gentamicin for the treatment of DFIs. There are approximately 27 million patients globally who suffered a diabetic foot ulcer in 2014, 58%, or approximately 15 million, of whom developed a DFI. The current standard of care for DFIs consists of systemic antibiotic therapy and wound care. However, peripheral vascular disease, or PVD, a frequent comorbidity of diabetes, leads to reduced blood flow to the extremities thereby rendering systemic antibiotic therapy less effective in this patient population. Additionally, 84% of moderate to severe DFIs contain multiple types of organisms, some of which may be drug resistant to oral antibiotics resulting in a 30% failure rate for the current standard of care. This high failure rate often prolongs the DFI healing process leading to the progression of infection severity, hospitalization and possibly amputation. Patients with a DFI face hospitalization risk that is more than 55 times higher and risk of amputation more than 150 times higher than diabetic patients with uninfected foot ulcers. The direct cost of an amputation associated with the diabetic foot is estimated to be between $30,000 and $60,000, plus between $43,000 and $60,000 in costs for follow-up care over the next three years. In addition, major amputation is associated with mortality rates as high as 40% within one year and 80% within five years. Due to these issues, there is a significant unmet medical need for more effective treatment approaches and options for DFIs.
Cogenzia is designed to provide high, local concentrations of gentamicin directly to the DFI wound site with low systemic absorption to quickly clear infection, reduce the likelihood of resistance and speed healing. Gentamicin is a broad spectrum antibiotic. We believe Cogenzia, when used in combination with standard systemic antibiotic therapy, may address this significant unmet need and may provide substantially higher infection cure rates than obtained from systemic therapy alone. Cogenzia achieves broad eradication of both Gram positive and Gram negative bacteria, including methicillin-resistant Staphylococcus aureus, or MRSA, all of which may be present in DFIs. Delivering gentamicin topically avoids the toxicity side effects associated with systemic dosing and enables the drug to be used in higher concentrations, thus, maximizing its activity across a broader range of bacteria.
Cogenzia was studied in a multicenter, randomized, placebo-controlled Phase 2 trial involving 56 patients with moderately infected DFIs. Cogenzia, administered in conjunction with systemic antibiotic therapy, achieved a 100% clinical cure rate compared to 70% cure rate for patients who received systemic antibiotic therapy alone, which was a statistically significant difference (p=0.024). In addition, Cogenzia achieved baseline pathogen eradication of 100% of all microbes present at the wound site for all patients treated and a reduced time to pathogen eradication (both statistically significant: p= 0.038, and p ≤ 0.001, respectively) when compared to systemic therapy alone. If approved, these results could provide practitioners with evidence that treatment with Cogenzia results in wounds that not only appear to be free of infection, but actually have achieved complete eradication of the pathogens. Treatment with systemic antibiotic therapy alone frequently results in wounds that appear to have achieved a clinical cure of infection, but still carry residual pathogens, often leading to rapid reinfection. Since a diabetic foot ulcer cannot heal in the presence of pathogens, treatment with Cogenzia has the potential to provide practitioners with an improved wound healing platform.
We have confirmed the regulatory path for Cogenzia with the FDA under a Special Protocol Assessment, or SPA, which we re-affirmed in the fourth quarter of 2014. Our protocols for our Phase 3 trials have also been accepted by the European Medicines Agency, or EMA, under the Scientific Advice procedure. In the second quarter of 2015, we initiated two identical COACT (COgenzia Adjuvant for Complete Therapy) trials in both the United States and Europe, which we refer to as COACT-1 and COACT-2, respectively, to evaluate the safety and efficacy of topical gentamicin administered via a collagen matrix in patients with diabetic foot infections. Pivotal data are expected in the third quarter or early fourth quarter of 2016, and if the data are positive, would be followed promptly by the submission of an NDA. We will also seek approval from the EMA for Cogenzia at that time.

In June 2015, Cogenzia received Qualified Infectious Disease Product, or QIDP, designation for the adjunctive treatment of moderate and severe diabetic foot infection from the FDA. This designation is a provision of the Generating Antibiotic Incentives Now Act, or GAIN Act, approved by Congress in 2012 to increase the incentives for drug manufacturers to produce new antibiotics for serious and hard-to-treat bacterial and fungal infections. QIDP designation for a drug adds an additional five years of market exclusivity, which means that the company that brings the drug into commercial use is protected from generic competitors for that period. For Cogenzia, if approved, that should result in eight years of data exclusivity in the United States, which would include three years of exclusivity for new clinical investigations that were essential for approval. QIDP designation also provides potential access to priority review of marketing applications and eligibility for fast track designation by the FDA. We expect to pursue a priority review designation for Cogenzia. A priority review designation means that the FDA’s goal is to take action on an application within 6 months, compared to 10 months under standard review. However, QIDP Designation for Cogenzia does not guarantee priority review designation by the FDA.
CollaGUARD
CollaGUARD is our translucent/transparent, bioresorbable collagen film for the prevention of post-operative adhesions in multiple surgical applications, including digestive, colorectal, gynecological and urological surgeries. The global market for anti-adhesion products is difficult to accurately measure, but it was estimated at approximately $1.0 billion in 2014. We believe that CollaGUARD’s unique combination of features for optimal handling, ease-of-use, hemostatic properties and anti-adhesion performance sets it apart from its competitors. Unlike other competitive products, CollaGUARD can be used in both open and laparoscopic procedures. CollaGUARD is highly robust and can withstand suturing or stapling if required during a procedure and is fully biodegradable and is designed to be safely and completely resorbed over approximately three to five weeks post implantation. CollaGUARD is also translucent/transparent which allows for constant visibility of the surgical field. In addition, CollaGUARD is highly stable at room temperature and has up to a five-year shelf life.
CollaGUARD is regulated as a Class III device in the United States and we expect it will require a single pivotal clinical trial to support premarket approval, or PMA, by the FDA. In the first quarter of 2015, we initiated a second pilot efficacy study in patients undergoing gynecological laparoscopic adhesiolysis. However, we decided to terminate the second pilot efficacy study in favor of a planned pilot efficacy study in patients undergoing myomectomy via open laparotomy to be performed in the U.S. under an Investigational Device Exemption, or IDE. We anticipate that data from this pilot study will help us to finalize the design of the U.S. pivotal study protocol. In the fourth quarter of 2015 we completed a pilot clinical study for CollaGUARD, run in the Netherlands, in patients undergoing intrauterine adhesiolysis via operative hysteroscopy. A clinical study report for this study confirmed the ease of use and safety data for CollaGUARD in this patient population. We held our pre-IDE submission meeting with the FDA in the first quarter of 2016, in which we agreed on a non-clinical development plan that will be completed and submitted prior to our filing a full IDE package, which we expect to do in the third or fourth quarter of 2016, with the pilot (feasibility) clinical study to be initiated immediately after approval.
Our Collagen Based Technology Platform
All of our products and product candidates are based on our proprietary collagen technology platform, which includes CollaRx, a lyophilized matrix which is the basis of our XaraColl and Cogenzia products and CollaFilm, a film cast membrane which is the basis of CollaGUARD. We utilize highly purified biocompatible, biodegradable and fully bioresorbable type-1 bovine and equine collagen. Type 1 collagen is the primary fibril-forming collagen in bone, dermis tendons and ligaments and is the most abundant protein in the human body. Our collagen plays an integral role in the repair and replacement of both soft and hard tissue by providing an extracellular scaffold, stimulating certain growth factors and promoting tissue healing. We perform the extraction and purification of collagen from either bovine or equine Achilles tendons using a proprietary process at our manufacturing facility. The purified collagen is then incorporated into our technology platform, to create topical and implantable products that combine proven therapeutics with improved localized drug delivery and superior handling properties. Our proprietary processes and technologies also enable us to finely control the texture, consistency, drug elution dynamics, resorption time and other physical characteristics of the finished product. These characteristics provide meaningful differentiation of our products leading to superior performance and an overall improved user experience, because they:
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can be applied to a topical wound or surgically implanted;

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are fully biocompatible, bioresorbable and biodegradable;

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are suitable for a wide range of active ingredients (hydrophilic, lipophilic and macromolecules), including combinations thereof;

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allow for versatile drug loading capability from micrograms to grams of single or multiple active ingredients;

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provide for a rate of drug release that can be controlled by formulation and process variations;

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utilize ready-to-use formats for ease of administration - no need for any mixing in the operating theatre; and

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allow certain of our surgical products to be implanted using laparoscopy and are easily manipulated according to the site of application.

Our technologies have been fully scaled up and in some cases commercialized and our manufacturing processes are well controlled and cost efficient.
Our Strategy
Our goal is to be a leading, fully integrated, specialty pharmaceutical company focused on the development, commercialization and manufacture of pharmaceutical and medical products based on our proprietary collagen-based technology platform. The key elements of our strategy are to:
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Submit NDA for XaraColl and commercialize in the U.S. upon approval.   Based on the topline data received from our pivotal pharmacokinetic study in which we tested both a 200 mg and a 300 mg dose versus standard bupivacaine infiltration, we conducted both of our Phase 3 trials with a 300 mg dose of XaraColl, which we initiated in the third quarter of 2015. In May 2016, we received pivotal data from these Phase 3 clinical trials that each study had achieved its primary endpoint as a post-operative pain relief treatment immediately following open abdominal hernia repair.

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Develop Cogenzia for the treatment of diabetic foot ulcers.   We initiated our COACT Phase 3 trials in patients with moderate to severe DFIs in both the United States and Europe in the second quarter of 2015, as agreed upon with the FDA under an SPA, the design of which has also been accepted by the EMA, with pivotal data from both trials expected in the third or early fourth quarter of 2016. Following and assuming the completion and reporting of positive top-line results for COACT-1 and COACT-2, we plan to submit an NDA and Marketing Authorization Application in the U.S. and Europe, respectively.

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Develop CollaGUARD for prevention of post-surgical adhesions.   We held our pre-IDE submission meeting with the FDA in the first quarter of 2016, in which we agreed on a non-clinical development plan that will be completed and reported prior to our filing a full IDE package, which we expect to do in the third or fourth quarter of 2016, with the pilot (feasibility) clinical study to be initiated immediately after approval. We expect that PMA approval, if obtained, will enable promotion of CollaGUARD for the prevention of post-surgical adhesion in the United States.

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Establish our own sales and marketing capabilities to commercialize XaraColl, Cogenzia and CollaGUARD in the United States.   Upon approval of our portfolio in the United States, we intend to establish our own specialized sales and marketing organization, focused on the commercialization of our products. Once established, our specialized sales force would market each product for all indications that such product is approved for in the U.S.

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Enter into and leverage strategic partnerships for the development and commercialization of our products and product candidates outside of the U.S.   We intend to build commercial capabilities in the U.S. to effectively support our brands in the U.S., if approved. We will, however, continue to evaluate the benefits of select partnerships or co-promotion alternatives if we believe it would be in the best interest of shareholders, and the success of our brands, now or into the future. As with certain of our other marketed products, through our network of strategic partnerships, CollaGUARD is available in several countries around the world. We believe that selectively partnering with healthcare companies which are well positioned to commercialize our products in specific markets, will allow us to optimize our ability to obtain a greater return from our portfolio of products and product candidates.
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Leverage our extensive collagen expertise to manufacture all of our products and product candidates, including, XaraColl, Cogenzia and CollaGUARD.   We plan to manufacture exclusively all clinical and commercial global supply of our products and product candidates in our facility in Saal, Germany. This facility is currently approved for the manufacture of all of our approved products in Europe, Canada, Australia, the Middle East and elsewhere outside of the United States. We believe we currently have adequate production capability to support our current production needs and clinical trials for XaraColl and Cogenzia. Subject to passing FDA’s pre-approval inspection of the facility and receiving approval of our NDAs, we also expect the expansion of our production facility by the second half of 2016 to increase capacity significantly in line with our commercial needs. We believe our ability to manufacture our products ourselves allows us to control more effectively the quality and cost of manufacturing, which in turn will enable us to achieve higher operating margins, providing us and our partners with a marketing advantage.

Risk Factors
Our business is subject to a number of risks you should be aware of before making an investment decision. These risks are discussed more fully in the “Risk Factors” section of this prospectus supplement immediately following this prospectus summary and in the risks disclosed under “Risk Factors” in the accompanying prospectus or incorporated by reference herein or therein. These risks include the following:
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We have a history of losses and anticipate that we will continue to incur losses in the future and may never achieve or sustain profitability.

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If we fail to obtain additional financing, we may be unable to complete the development and commercialization of our product candidates.

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Our business depends substantially on the success of certain of our lead product candidates, XaraColl and Cogenzia, which are still in development. If we are unable to successfully develop, obtain regulatory approval of and subsequently commercialize XaraColl and Cogenzia, or experience significant delays in doing so, our business will be materially harmed.

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We may not receive a general indication of postoperative analgesia for XaraColl, which would have an adverse effect on our ability to market XaraColl for use in surgical procedures other than those studied in our Phase 3 trials and could adversely affect our business and financial results.

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The results of clinical trials may not support our product candidate claims. Certain of our completed Phase 2 clinical trials failed to meet their primary endpoints and involved small patient populations.

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Clinical drug development is expensive and involves uncertain outcomes, and results of earlier studies and trials may not be predictive of future trial results. If our Phase 3 clinical trials for Cogenzia are unsuccessful, or significantly delayed, we could be required to abandon development and our business will be materially harmed.

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We have not obtained regulatory approval for any of our late-stage product candidates in the United States, so we cannot yet generate any revenues from the sales of these products in the United States.

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If we fail to manufacture XaraColl, Cogenzia, CollaGUARD or our other marketed products and product candidates in sufficient quantities and at acceptable quality and cost levels, or to fully comply with current Good Manufacturing Practice regulations, or cGMP, enforced by the FDA, or other applicable manufacturing regulations, we may face delays in the commercialization of our products, breach obligations to our licensing partners or be unable to meet market demand, and lose potential revenues.
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Even if we obtain regulatory approval for our product candidates, the products may not gain market acceptance among hospitals, physicians, health care payors, patients and others in the medical community.

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We will need to grow the size of our organization and we may experience difficulties in managing this growth.

•
For so long as we are a foreign private issuer, we are exempt from a number of rules under the U.S. securities laws and we are permitted to file less information with the SEC than U.S. companies. This may limit the information available to holders of our ordinary shares.

•
We could be treated as a U.S. corporation for U.S. federal income tax purposes. If Innocoll Ireland or its predecessor, Innocoll Germany, were treated as a U.S. corporation, there could be adverse tax consequences to us and our shareholders.

Corporate History, Re-Domiciliation and Information
On March 16, 2016, Innocoll AG, a German stock corporation, which had American Depository Shares, or ADSs, listed on the Nasdaq Global Market (“Innocoll Germany”) merged with Innocoll Holdings plc, a public limited company formed under Irish law (“Innocoll” or “Innocoll Ireland”), by way of a European cross-border merger by acquisition with Innocoll Germany being the disappearing entity and Innocoll Ireland being the surviving entity (the “Merger”). The change in place of incorporation of the parent company of the Innocoll group to Ireland from Germany was effected pursuant to the previously announced common draft terms of a cross-border merger proposal dated December 20, 2015 between Innocoll Germany and Innocoll Ireland (the “Merger Proposal”). Prior to the Merger Innocoll Ireland was a dormant company with the minimum issued share capital required by law for an Irish public limited company and related debtor on the statement of financial position. Upon the effectiveness of the Merger, we terminated Innocoll Germany’s ADS facility and each cancelled ADS effectively became an entitlement to receive one ordinary share of Innocoll Ireland. Holders of Innocoll Germany ordinary shares received 13.25 ordinary shares of Innocoll Ireland in respect of each share held of Innocoll Germany. Simultaneous with this transaction, Innocoll Ireland listed its ordinary shares on the Nasdaq Global Market under the symbol “INNL,” which we previously used for Innocoll Germany’s ADSs. The Merger effectively resulted in Innocoll Ireland becoming the publicly-traded parent of the Innocoll group of companies carrying on the same business as that conducted by Innocoll Germany prior to the Merger.
We are managed and controlled in Ireland and became an Irish tax resident as of January 1, 2014. Our principal executive offices are located at Unit 9, Block D, Monksland Business Park, Monksland, Athlone, County Roscommon, Ireland, and our telephone number is +353 (0) 90 648 6834. Our website address is www.innocoll.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on our website to be part of this prospectus supplement or the accompanying prospectus or in deciding whether to purchase our ordinary shares. Our agent for service of process in the United States is Anthony Zook, Suite 190, 3803 West Chester Pike, Newtown Square, PA 19073. XaraColl®, Cogenzia®, CollaGUARD®, our localized drug delivery technologies trademarked as CollaRx®, CollaFilm®, CollaPress™ and LiquiColl™, the Innocoll logo and other trademarks or service marks of Innocoll appearing in this prospectus supplement or the accompanying prospectus are our property. This prospectus supplement and the accompanying prospectus contain additional trade names, trademarks and service marks of other companies.
Implications of Being an Emerging Growth Company
As a company with less than $1.0 billion in revenues for our fiscal year ended December 31, 2015, we qualify as an “emerging growth company” as defined in Section 2(a) of the U.S. Securities Act of 1933, as amended, or the Securities Act, as modified by the Jumpstart Our Business Startups Act, or the JOBS Act,

which was enacted in April 2012. An emerging growth company may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to:
•
not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;

•
being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•
reduced disclosure obligations regarding executive compensation; and

•
not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements.

We may choose to take advantage of some or all of the available exemptions and have taken advantage of some of these exemptions in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold shares. We do not know if some investors will find our ordinary shares less attractive as a result of our utilization of these or other exemptions. The result may be a less active trading market for our ordinary shares and increased volatility in the price of our ordinary shares.
In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We currently prepare our financial statements in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, and while we are still an emerging growth company, we may be able to take advantage of the benefits of this extended transition period.
We will remain an emerging growth company until the earliest of   (a) the last day of our fiscal year during which we had total annual gross revenues of at least $1.0 billion; (b) the last day of our fiscal year following the fifth anniversary of the date of the first sale of securities in Innocoll Germany’s initial public offering; (c) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided to emerging growth companies in the JOBS Act.
Conflict of Interest Relating to Underwriting Activities
Morgan Stanley & Co. LLC is an underwriter in this offering. Because an affiliate of Morgan Stanley & Co. LLC beneficially owns more than 10% of our outstanding ordinary shares, Morgan Stanley & Co. LLC is deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. Accordingly, this offering will be conducted in accordance with Rule 5121, which requires, among other things, that a “qualified independent underwriter” participate in the preparation of, and exercise the usual standards of  “due diligence” with respect to, the registration statement and this prospectus. Piper Jaffray & Co. has agreed to act as a qualified independent underwriter for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 thereof. Piper Jaffray & Co. will not receive any additional fees for serving as a qualified independent underwriter in connection with this offering. We have agreed to indemnify Piper Jaffray & Co. against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act. Morgan Stanley & Co. LLC will not confirm sales to any account over which it exercises discretionary authority without the specific written approval of the accountholder.

THE OFFERING
Ordinary Shares being offered
5,725,000 ordinary shares (or 6,583,750 shares if the underwriters exercise their option to purchase additional ordinary shares in full).
Ordinary Shares to be outstanding immediately after this offering
30,095,931 ordinary shares (assuming no exercise of the underwriters’ option to purchase additional shares).
Offering price per share
$7.00
Underwriters’ overallotment
option
The underwriters have an option to purchase up to 858,750 additional ordinary shares as described in “Underwriting (Conflicts of Interest and Other Relationships).”
Use of proceeds
The net proceeds from the issuance of our ordinary shares in this offering will be approximately $37.0 million (or approximately $42.7 million if the underwriters exercise their option to purchase additional shares in full), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.
We intend to use the net proceeds from this offering primarily to fund costs associated with our pre-commercialization activities relating to XaraColl, including through the submission and anticipated approval of its NDA, the continued development of Cogenzia in anticipation of submitting its NDA, assuming data supports such a filing, and the development of our other products, in addition to general and corporate purposes. See “Use of Proceeds” in this prospectus supplement.
Risk factors
Investing in our ordinary shares involves a high degree of risk. See “Risk Factors” in this prospectus supplement and other information included or incorporated into this prospectus supplement and the accompanying prospectus for a discussion of the factors you should carefully consider before deciding to invest in our securities.
NASDAQ Global Market
Symbol
INNL
Unless otherwise indicated, all information in this prospectus supplement, including information relating to the number of ordinary shares to be outstanding immediately after the completion of this offering is based upon 24,346,782 ordinary shares outstanding as of March 31, 2016, but does not include:
•
2,609,079 ordinary shares authorized and issuable upon the exercise of options outstanding and exercisable under our 2014 Option Agreements as of March 31, 2016, at a weighted-average exercise price of €6.68 per share. As a result of the sale of ordinary shares in this offering at the public offering price of  $7.00 per share, the exercise price of these options will be adjusted down to $7.00 per share;

•
328,388 ordinary shares issuable upon the exercise of options that have been awarded to members of our board, management and employees pursuant to our 2014 Management Option Agreements, at a weighted-average exercise price of  $9.00 per share;

•
1,194,407 ordinary shares issuable upon the exercise of options that have been awarded to management and employees pursuant to our amended and restated 2015 Stock Option Plan, at a weighted-average exercise price of  $10.92 per share;

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up to 2,850,000 ordinary shares reserved for issuance to our directors, officers, employees and consultants, pursuant to our 2016 Omnibus Incentive Compensation Plan, of which options to purchase 986,257 ordinary shares have been issued as of March 31, 2016; and

•
the underwriters do not exercise their option to purchase up to an additional 858,750 ordinary shares in this offering.

Except as otherwise indicated, all information in this prospectus supplement reflects and assumes no exercise of outstanding options described above.
Certain of our officers and directors have agreed to purchase an aggregate of 88,567 of our ordinary shares at the public offering price.

SUMMARY CONSOLIDATED FINANCIAL DATA
The following tables set forth a summary of the consolidated historical financial data as of, and for the periods ended on, the dates indicated for Innocoll Holdings plc (and our predecessor, Innocoll AG). We have derived the consolidated statement of comprehensive income data for the years ended December 31, 2015, 2014 and 2013 and the consolidated statement of financial position data as of December 31, 2015, 2014 and 2013, from Innocoll AG’s audited consolidated financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus, which have been prepared in accordance with IFRS as issued by the IASB and audited in accordance with the standards of the Public Company Accounting Oversight Board (United States). We have derived the consolidated statement of operations data for the three months ended March 31, 2016 and 2015 and the consolidated statement of financial position data as of March 31, 2016 and 2015 from our unaudited interim consolidated financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus. Our historical results for any prior period are not necessarily indicative of our future results. You should read this information in conjunction with “Selected Financial Data,” “Operating and Financial Review and Prospects,” and our financial statements and related notes, each incorporated by reference in this prospectus supplement and the accompanying prospectus. Amounts presented in U.S. dollars are not audited and, unless otherwise specified, have been converted from euros to U.S. dollars solely for the convenience of the reader at an exchange rate of  $1.0887 per euro, the exchange rate on December 31, 2015.
The financial data below have been prepared in accordance with IFRS, unless otherwise noted.
	Years Ended December 31,
	2015	2015	2014	2013
	(in thousands, except for per share data)
Consolidated Statement of Comprehensive Income Data:
Revenue
Revenue–continuing operations	$2,816	€2,587	€4,497	€3,546
Cost of sales	(5,228)	(4,802)	(5,573)	(4,551)
Gross loss	(2,412)	(2,215)	(1,076)	(1,005)
Operating expense:
Research and development expenses	(29,262)	(26,878)	(3,252)	(1,663)
General and administrative expenses	(20,667)	(18,983)	(11,687)	(4,121)
Other operating income/(expense)–net	4,220	3,876	(39)	(154)
Total operating expense–net	(45,709)	(41,985)	(14,978)	(5,938)
Loss from operating activities–continuing operations	(48,121)	(44,200)	(16,054)	(6,943)
Finance income/(expense)	1,544	1,418	(4,535)	(6,949)
Other income	—	—	75	16,073
(Loss)/profit before income tax	(46,577)	(42,782)	(20,514)	2,181
Income tax expense	(400)	(367)	(152)	(72)
(Loss)/profit for the period–all attributable to equity holders of the company	(46,977)	(43,149)	(20,666)	2,109
Currency translation adjustment	(566)	(520)	(623)	155
Total comprehensive (loss)/income	$(47,543)	€(43,669)	€(21,289)	€2,264
(Loss)/earnings per share:
Basic	$(27.9)	€(25.6)	€(28.1)	€47.0
Diluted	$(27.9)	€(25.6)	€(28.1)	€(9.5)
Basic (loss) per ADS(1)	$(2.1)	€(1.9)	€(2.1)
Diluted (loss) per ADS(1)	$(2.1)	€(1.9)	€(2.1)

(1)
For the years ended December 31, 2015 and 2014 we excluded the dilutive effect of potentially exercisable instruments in issue from the computation of the diluted net loss and diluted weighted-average shares outstanding as the effect would be anti-dilutive. Each ADS represented 1/13.25 of an ordinary share. We terminated our ADS program upon consummation of the Merger.

Effective January 1, 2016, we began to prepare our financial information in accordance with US GAAP. Prior to the Merger, Innocoll AG prepared its financial information in accordance with IFRS as issued by the IASB, audited in accordance with the standards of the Public Company Accounting Oversight Board. Information in the table below for March 31, 2016 reflects this change.
	Three months ended March 31,
	2016	2015
	(in thousands, except for per share data)
	(unaudited)
Consolidated Statement of Comprehensive Income Data:
Revenue	$1,560	$694
Cost of sales	(1,711)	(1,538)
Gross loss	(151)	(844)
Operating expense:
Research and development expenses	(14,969)	(5,371)
General and administrative expenses	(7,385)	(3,410)
Loss from operating activities–continuing operations	(22,505)	(9,625)
Other (expense) / income	(718)	3,313
Loss before income tax	(23,223)	(6,312)
Income tax	169	(35)
Loss for the period–all attributable to equity holders of the company	$(23,054)	$(6,347)
Other comprehensive income:
Currency translation adjustment	117	(651)
Total comprehensive loss for the period	$(22,937)	$(6,998)
Basic and diluted loss per share	$(0.97)	$(0.32)

	As of March 31,		As of December 31,
	(Pro Forma)(1)	2016	2015(2)	2015	2014	2013
	(in thousands) (unaudited)		(in thousands)
Consolidated Statement of Financial Position Data:
Current assets	$67,332	$29,651	$48,558	€44,602	€47,495	€4,824
Total assets	73,907	36,236	56,977	52,335	48,733	5,556
Current liabilities	(20,290)	(20,290)	(16,913)	(15,535)	(6,899)	(9,048)
Long term debt	(17,618)	(17,618)	(16,400)	(15,064)	—	(63,026)
Other non-current liabilities	(11,450)	(11,450)	(11,547)	(10,606)	(7,300)	(1,055)
Total equity attributable to equity holders of the company	24,549	(13,122)	12,117	11,130	34,534	(67,573)
Total equity and liabilities	73,907	36,236	56,977	52,335	48,733	5,556

(1)
Gives effect to our issuance and sale of 5,725,000 ordinary shares in this offering at the public offering price of  $7.00 per ordinary share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

(2)
Converted at a rate of  $1.0887 per euro.

RISK FACTORS
Investing in our ordinary shares involves a high degree of risk. You should carefully consider the risk factors set forth below, in the accompanying prospectus, in our most recent Annual Report on Form 20-F, incorporated herein by reference, and in our updates, if any, to those risk factors in our reports on Form 6-K, and all other information contained or incorporated by reference into this prospectus supplement and the risk factors and other information contained in the applicable prospectus supplement and the accompanying prospectus before deciding whether to invest in our ordinary shares. For further details, see the sections entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference”. The occurrence of any of the events or developments described in our risk factors could harm our business, financial condition, results of operations and growth prospects. In such an event, the market price of our ordinary shares could decline and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.
Risks Related to Our Business
We may not receive a general indication of postoperative analgesia for XaraColl, which would have an adverse effect on our ability to market XaraColl for use in surgical procedures other than those studied in our Phase 3 trials and could adversely affect our business and financial results.
The FDA strictly regulates marketing, labeling, advertising and promotion of prescription drugs. These regulations include standards and restrictions for direct-to-consumer advertising, industry-sponsored scientific and educational activities, promotional activities involving the Internet and off-label promotion. The FDA generally does not allow drugs to be promoted for “Off-label” uses—that is, uses that are not described in the product’s labeling and that differ from those that were approved by the FDA. In addition to the FDA approval required for new formulations, any new indication for an approved product also requires FDA approval.
If we are not able to obtain FDA approval for a label including any desired future indications for XaraColl outside of open hernioplasty or for efficacy beyond the initial 24 hour post-operative period, our ability to effectively market and sell XaraColl may be limited, and our business may be adversely affected. Based on the successful Phase 3 results for XaraColl, we intend to seek an indication for administration into the surgical site to produce post-surgical analgesia. Prior to conducting our Phase 3 trials for XaraColl, the FDA advised us that an indication for postoperative analgesia following laparotomy for inguinal herniorrhaphy with mesh may be more appropriate than a general indication for postoperative analgesia until it is known whether location, wound size, or other factors affect efficacy or safety. The FDA also recommended that we evaluate the safety and efficacy for XaraColl following other surgical procedures including open herniorrhaphy without mesh, unless there are specific reasons not to evaluate other clinical settings. Subsequent to providing this advice, it was reported that the FDA and Pacira Pharmaceuticals, Inc., a specialty pharmaceutical company, settled ongoing litigation concerning the label indication of Pacira’s Exparel product (bupivacaine liposome injectable suspension). The FDA confirmed that Exparel has always been approved for “administration into the surgical site to produce postsurgical analgesia” for use in a variety of surgeries not limited to those studied in its pivotal trials. Although we are not aware of the details of the discussions between FDA and Pacira leading up to the reported settlement, we intend to use a similar justification to attempt to support a broad post-surgical analgesia indication for XaraColl.
While physicians in the United States may choose, and are generally permitted to prescribe drugs for uses that are not described in the product’s labeling, and for uses that differ from those tested in clinical studies and approved by the regulatory authorities, our ability to promote our products is narrowly limited to those indications that are specifically approved by the FDA. “Off-label” uses are common across medical specialties and may constitute an appropriate treatment for some patients in varied circumstances. Regulatory authorities in the United States generally do not regulate the behavior of physicians in their choice of treatments. Regulatory authorities do, however, restrict communications by pharmaceutical companies on the subject of off-label use. Although recent court decisions suggest that certain off-label promotional activities may be protected under the First Amendment, the scope of any such protection is unclear. Moreover, while we intend to promote our products consistent with what we believe to be the approved indication for our drugs, the FDA may disagree. If the FDA determines that our promotional activities fail to comply with the FDA’s regulations or guidelines, we may be subject to warnings from, or enforcement action by, the agency. In addition, our failure to follow FDA rules and guidelines relating to promotion and advertising may cause the FDA to issue warning letters or untitled letters, bring an enforcement action against us, suspend or withdraw an approved product from the market, request a recall or institute fines or civil fines, or could result in disgorgement of money, operating restrictions, injunctions or criminal prosecution, any of which could harm our reputation and our business.
Risks Related to this Offering and Our Ordinary Shares
There has been limited trading volume for our ordinary shares.
Even though our ordinary shares have been listed on the NASDAQ Global Market, there has been limited liquidity in the market for our shares, which could make it more difficult for holders to sell our shares. There can be no assurance that an active trading market for our ordinary shares will be sustained. In addition, the stock market generally has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of listed companies. Broad market and industry factors may negatively affect the market price of our ordinary shares, regardless of our actual operating performance. The market price and liquidity of the market for our ordinary shares that will prevail in the market may be higher or lower than the price you pay and may be significantly affected by numerous factors, some of which are beyond our control.
The price of our ordinary shares may be volatile, and you could lose all or part of your investment.
The trading price of our ordinary shares is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control, including limited trading volume. In addition to the various risks set forth in our most recent Annual Report on Form 20-F incorporated herein by reference, these factors include:
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adverse results or delays in clinical trials;

•
actual or anticipated variations in our operating results and our financial position;

•
our failure to meet the estimates and projections of the investment community or that we may otherwise provide to the public and the publication of research reports about us or our industry;

•
adverse regulatory decisions or changes in laws or regulations;

•
introduction of new products or services offered by us or our competitors;

•
our inability to obtain adequate product supply;

•
our inability to establish collaborations, if needed;

•
our failure to commercialize our product candidates;

•
departures of key scientific or management personnel;

•
our ability to successfully manage our growth and enter new markets;

•
disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

•
significant lawsuits, including patent or shareholder litigation; and

•
other events or factors, many of which are beyond our control.

In addition, the stock market in general, and the NASDAQ Global Market and pharmaceutical companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our ordinary shares, regardless of our actual operating performance. If the market price of our ordinary shares does not exceed your purchase price, you may not realize any return on your investment in us and may lose some or all of your investment. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of a company’s securities. This type of litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources, which would harm our business, operating results or financial condition.
Substantial future sales of our ordinary shares in the public market, or the perception that these sales could occur, could cause the price of the ordinary shares to decline.
Additional sales of our securities in the public market, or the perception that these sales could occur, could cause the market price of our securities to decline. As of June 10, 2016, we had 24,370,931 ordinary shares outstanding. As of June 10, 2016, we also had the resale of an aggregate of up to 12,083,761 ordinary shares registered pursuant to an effective resale registration statement that may be offered by the selling shareholders identified therein. To the extent additional ordinary shares are sold into the market, the market price of our ordinary shares could decline.
Our principal shareholders and management own a significant percentage of our ordinary shares and will be able to exert significant control over matters subject to shareholder approval.
As of the date of this prospectus supplement, our executive officers, directors, board members, 5% shareholders and their affiliates owned approximately 47.5% of our voting shares. Therefore, these shareholders, as a group, will have the ability to influence us through their ownership position. These shareholders may be able to determine, or significantly influence, all matters requiring shareholder approval. For example, these shareholders may be able to control elections of members of board, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our shares that you may feel are in your best interest as one of our shareholders. Our board members and their affiliates beneficially own approximately 9.2% of the outstanding ordinary shares as of the date of this prospectus, after giving effect to the exercise of all outstanding options to purchase ordinary shares.
Raising additional capital may cause additional dilution of the percentage ownership of our shareholders, restrict our operations, require us to relinquish rights to our technologies, products or product candidates and could cause our share price to fall.
We expect that significant additional capital may be needed in the future to continue our planned operations, including conducting clinical trials, commercialization efforts, expanded research and development activities and costs associated with operating a public company. To raise capital, we may sell ordinary shares, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell ordinary shares, convertible securities or other equity securities, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing shareholders, and new investors could gain rights, preferences and privileges senior to the holders of our ordinary shares. The incurrence of indebtedness could result in increased fixed payment obligations and could involve certain restrictive covenants, such as limitations on our ability to incur additional debt and other operating restrictions that could adversely impact our ability to conduct our business. If we raise additional funds through strategic partnerships and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, products or product candidates, or grant licenses on terms unfavorable to us.
Our management will have broad discretion with respect to the use of the proceeds of this offering.
We currently intend to use the net proceeds for this offering primarily to fund costs associated with our pre-commercialization activities relating to XaraColl, including through the filing and anticipated approval of its NDA, the continued development of Cogenzia in anticipation of filing its NDA, assuming data supports such a filing, and the development of our other products, in addition to general and corporate purposes. Although we currently intend to use the net proceeds from this offering in such a manner, our management will have broad discretion as to the application of these net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Our failure to apply these funds effectively could affect our ability to develop and commercialize our product candidates.

You will experience immediate dilution in the book value per share of the ordinary shares you purchase.
Since the price per ordinary share being offered is substantially higher than the net tangible book value per ordinary share of our ordinary shares, you will suffer substantial dilution with respect to the net tangible book value of the ordinary shares you purchase in this offering. Based on the public offering price of  $7.00 per ordinary share, and our net tangible book value as of March 31, 2016, if you purchase ordinary shares in this offering, you will suffer immediate and substantial dilution of  $4.54 per share with respect to the net tangible book value of the ordinary shares. See “Dilution” on page S-22 for a more detailed discussion of the dilution you will incur in this offering.
As a result of the Merger, we may be treated as a U.S. corporation for U.S. federal income tax purposes, which could result in adverse U.S. federal income tax consequences to us and investors.
For U.S. federal income tax purposes, a corporation generally is considered a U.S. corporation if it is created or organized in the United States or under the law of the United States or of any state thereof or the District of Columbia. Entities treated as U.S. corporations are generally subject to U.S. federal income tax on their worldwide income, and U.S. reporting and withholding tax rules may apply to dividends that they pay. Because our legal predecessor, Innocoll GmbH was formed and organized under the law of Germany, neither it nor Innocoll Germany would ordinarily be treated for U.S. federal income tax purposes as a U.S. corporation. Section 7874 of the Code, however, contains special rules that could result in a non-U.S. corporation being taxed as a U.S. corporation for U.S. federal income tax purposes where the corporation, directly or indirectly, re-domiciles from the U.S. to another country. Under Section 7874 of the Code, as a result of the re-domiciling from the U.S. to Germany in 2013 (the “2013 Transaction”), Innocoll GmbH would be treated as a U.S. corporation for U.S. federal income tax purposes unless its “expanded affiliated group” (“EAG”) is treated as having “substantial business activities” in Germany. While we believe that it satisfied this “substantial business activities” test at the time of the 2013 Transaction (and, thus, neither it nor Innocoll Germany should be treated as a U.S. corporation for U.S. federal income tax purposes), due to the complexity of certain aspects of the law and the very fact-specific nature of the inquiry, there is no assurance that the IRS will not challenge our determination. Further, the IRS has issued recent proposed and temporary Regulations that provides that an EAG cannot meet the substantial business activities test with respect to a foreign country unless the foreign acquiring corporation is a tax resident of that foreign country. This new requirement for the substantial business activities test is effective for acquisitions completed on or after November 19, 2015. However, the preamble to the temporary Regulations also states that no inference is intended regarding the treatment under pre-effective date law of any transaction described in the temporary Regulations and that the IRS may challenge such transactions under applicable Code or regulatory provisions or judicial doctrines. In addition, there have been proposals to expand the scope of U.S. corporate tax residence and there could be prospective or retroactive legislative changes to Section 7874 of the Code that would result in our being treated as a U.S. corporation. Further, we have re-domiciled in 2016 to Ireland. If the Merger is treated as a related transaction to the 2013 Transaction, then we and our legal predecessors would be treated as U.S. corporations for U.S. federal income tax purposes unless our EAG is treated as having substantial business activities in Ireland. In that case, we would not satisfy the substantial business activities test in Ireland, and thus, we would be treated as a U.S. corporation, even if we would have met the substantial business activities test had we remained a German corporation. Due to the complexity of certain aspects of the law and the very fact-specific nature of the inquiry, there is no assurance that the IRS will not successfully challenge our determination. If we and our legal predecessors are treated as U.S. corporations for U.S. federal tax purposes, then we and our legal predecessors would be liable for U.S. federal taxes in addition to Irish and possibly German taxes. In addition, our investors could be subject to U.S. withholding tax (including under the Foreign Account Tax Compliance Act) on the receipt of dividends from us. See “Taxation—Certain Tax Consequences to All Holders if We are Treated as a U.S. Corporation for U.S. Federal Income Tax Purposes.”
We may qualify as a passive foreign investment company, or “PFIC,” which could result in adverse U.S. federal income tax consequences to U.S. investors.
In general, we will be treated as a PFIC for any taxable year in which either (1) at least 75% of our gross income (looking through certain corporate subsidiaries) is passive income or (2) at least 50% of the average value of our assets (looking through certain corporate subsidiaries) is attributable to assets that produce, or are held for the production of, passive income. Passive income generally includes, without limitation, dividends, interest, rents, royalties and gains from the disposition of passive assets. If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder (as defined in “Taxation—Certain Consequences of Owning and Disposing of Innocoll Ireland Ordinary Shares—PFIC Rules”) of our ordinary shares, the U.S. holder may be subject to increased U.S. federal income tax liability upon a sale or other disposition of our ordinary shares or the receipt of certain excess distributions from us and may be subject to additional reporting requirements. Based on the composition (and estimated values) of the assets and the nature of the income of us and our subsidiaries in 2015, we believe that we should not be treated as a PFIC in 2015. However, because of the complexity of the PFIC rules and because we have not performed a definitive analysis as to our PFIC status for such taxable year, there can be no assurance with respect to our PFIC status for such taxable year. There also can be no assurance with respect to our status as a PFIC for any subsequent taxable year. We urge U.S. holders to consult their own tax advisors regarding the possible application of the PFIC rules. See “Taxation— Certain Consequences of Owning and Disposing of Innocoll Ireland Ordinary Shares—PFIC Rules.”
With respect to the current taxable year, we expect to be treated as a publicly traded corporation for purposes of the PFIC rules. In such case, the value of our assets for purposes of the asset test will generally be determined by reference to the market price of our shares. Fluctuations in the market price of our shares may cause us to become a PFIC for 2016 or later taxable years. In addition, the composition of our income and assets will be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. If we were unable to deploy significant amounts of cash for active purposes, our risk of being classified as a PFIC would substantially increase. Because there are uncertainties in the application of the relevant rules and PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable.

USE OF PROCEEDS
The net proceeds from our sale of the ordinary shares offered hereby are estimated to be approximately $37.0 million (or approximately $42.7 million if the underwriters exercise their option to purchase additional shares in full), based on an offering price of  $7.00 per ordinary share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
We anticipate that the net proceeds to us from the sales of securities offered by this prospectus supplement and the accompanying prospectus will be used primarily to fund costs associated with our pre-commercialization activities relating to XaraColl, including through the submission and anticipated approval of its NDA, the continued development of Cogenzia in anticipation of submitting its NDA, assuming data supports such a filing, and the development of our other products, in addition to general and corporate purposes.
We will retain broad discretion over the use of the net proceeds to us from the sale of our securities offered hereby. The amounts and timing of our actual expenditures for each purpose may vary significantly depending upon numerous factors, including the actual amount of proceeds we receive, the status of our research and product development efforts, regulatory approvals, competition and economic or other conditions. We may reallocate amounts among categories or choose alternative uses in our discretion.
Pending the application of such proceeds, we may invest the proceeds in short-term, interest bearing, investment-grade marketable securities or money market obligations.

MARKET PRICE FOR OUR ORDINARY SHARES
Historically, Innocoll Germany’s ADSs represented 1/13.25 of one ordinary share of Innocoll Germany. Innocoll Germany’s ADSs were listed on the NASDAQ Global Market from July 25, 2014 to March 15, 2016. Upon the effectiveness of the Merger, we terminated Innocoll Germany’s ADS facility, each cancelled ADS was effectively exchanged for one ordinary share of Innocoll Ireland and holders of Innocoll Germany ordinary shares received 13.25 ordinary shares of Innocoll Ireland in exchange for each share held of Innocoll Germany.
Our ordinary shares are listed on the NASDAQ Global Market under the symbol “INNL”, which we previously used for Innocoll Germany’s ADS’s. Our ordinary shares, par value $0.01 per share, have been listed on the NASDAQ Global Market since March 16, 2016.
The following table sets forth for the periods indicated the reported high and low sale prices of Innocoll Germany’s ADSs through March 15, 2016, and Innocoll Ireland’s ordinary shares from March 16, 2016 and thereafter, each on the NASDAQ Global Market.
Year Ended December 31,	High	Low
2014 (from July 25, 2014)	$9.51	$4.45
2015	$16.46	$6.00
Quarter Ended
September 30, 2014 (from July 25, 2014)	$9.51	$6.15
December 31, 2014	$8.91	$4.45
March 31, 2015	$8.98	$6.00
June 30, 2015	$16.46	$6.98
September 30, 2015	$15.19	$10.98
December 31, 2015	$13.72	$6.30
March 31, 2016	$9.35	$7.07
Month Ended
December 2015	$9.25	$6.30
January 2016	$9.35	$7.07
February 2016	$9.00	$7.99
March 2016	$8.99	$7.30
April 2016	$10.00	$7.23
May 2016	$12.12	$6.50
June 2016 (through June 16, 2016)	$12.94	$7.33
During the first quarter of 2016 (through March 15, 2016) the reported high and low sale prices of Innocoll Germany’s ADSs on the NASDAQ Global Market was $9.35 and $7.07, respectively. During the first quarter of 2016 (from March 16, 2016) the reported high and low sale prices of Innocoll Ireland’s ordinary shares on the NASDAQ Global Market was $8.99 and $6.01, respectively. On June 16, 2016, the last reported sale price of our ordinary shares on the NASDAQ Global Market was $7.33 per ordinary share.

DIVIDEND POLICY
Neither we nor our legal predecessors, Innocoll AG or Innocoll GmbH, have ever declared or paid any cash dividends on our ordinary shares, and we have no present intention of declaring or paying any dividends in the foreseeable future. In addition, for so long as our loan obligations under the financing contract with EIB are outstanding, our ability to pay dividends is limited to certain circumstances. Any recommendation by our board to pay dividends, subject to compliance with applicable law and any contractual provisions that restrict or limit our ability to pay dividends, including under agreements for indebtedness that we may incur, will depend on many factors, including our financial condition, results of operations, legal requirements, capital requirements, business prospects and other factors that our board deems relevant.
Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves, broadly, means the accumulated realized profits of a company less accumulated realized losses of the company on a standalone basis. In addition, no distribution or dividend may be made unless our net assets are equal to, or in excess of, the aggregate of our called up share capital plus undistributable reserves, and the distribution does not reduce our net assets below such aggregate. Undistributable reserves include our undenominated capital and the amount by which our accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed our accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.
The determination as to whether or not we have sufficient distributable reserves to fund a dividend must be made by reference to our “relevant entity financial statements” being either the last set of unconsolidated annual audited financial statements or unaudited financial statements prepared in accordance with the Irish Companies Act, which give a “true and fair view” of our unconsolidated financial position and accord with accepted accounting practice. The relevant financial statements must be filed in the Companies Registration Office (the official public registry for companies in Ireland).
The mechanism as to who declares a dividend and when a dividend shall become payable is governed by our constitution. Our constitution authorizes the directors to declare such dividends as appear justified from our profits in accordance with applicable law without the approval of the shareholders at a general meeting. The board of directors may also recommend a dividend to be approved and declared by the shareholders at a general meeting. Although the shareholders may direct that the payment be made by distribution of assets, shares or cash, no dividend issued may exceed the amount recommended by the directors. The dividends can be declared and paid in the form of cash or non-cash assets.
Our directors may deduct from any dividend payable to any member all sums of money (if any) payable by him or her to Innocoll in relation to our shares.
All of the shares offered by this prospectus will have the same dividend rights as all of our other issued ordinary shares.
As we are an Irish tax resident company, Irish dividend withholding tax, or DWT, currently at a rate of 20%, will arise in respect of dividends or other distributions to our shareholders unless an exemption applies. Where DWT does arise, we are responsible for deducting DWT at source and accounting for the relevant amount to the Irish Revenue Commissioners.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2016, as follows:
•
on an actual basis;

•
on a pro-forma basis to give effect to the issue and sale of 5,725,000 ordinary shares by us in this offering at the public offering price of  $7.00 per ordinary share, after deducting the underwriting discounts and estimated offering expenses payable by us.

You should read this information in conjunction with our consolidated financial statements and the related notes included in our Annual Report on Form 20-F for the year ended December 31, 2015 and the “Operating and Financial Review and Prospects” section and other financial information contained therein, which is incorporated by reference herein and into the accompanying prospectus.
	As of March 31, 2016
	Actual	Pro Forma
	(in thousands) (unaudited)
Cash and cash equivalents	$22,743	$60,414
Shareholders’ equity (deficit):
Ordinary shares, $0.01 nominal value, 1,025,100,000 shares authorized, 23,718,067 shares issued and outstanding (actual); 1,025,100,000 shares authorized, 29,443,067 shares issued and outstanding (pro forma)	$264	$321
Additional paid in capital	176,974	214,587
Currency translation reserve	(1,127)	(1,127)
Treasury shares	(27)	(27)
Accumulated deficit	(189,206)	(189,206)
Total shareholders’ equity	(13,122)	24,549
Total capitalization	$(13,122)	$24,549

The number of ordinary shares outstanding set forth in the table above is based on 24,346,782 ordinary shares outstanding as of March 31, 2016, but does not include:
•
2,609,079 ordinary shares authorized and issuable upon the exercise of options outstanding and exercisable under our 2014 Option Agreement as of March 31, 2016, at a weighted-average exercise price of  €6.68 per share. As a result of the sale of ordinary shares in this offering at the public offering price of  $7.00 per share, the exercise price of these options will be adjusted down to $7.00 per share;

•
328,388 ordinary shares issuable upon the exercise of options that have been awarded to members of our board, management and employees pursuant to our 2014 Management Option Agreements, at a weighted-average exercise price of  $9.00 per share;

•
1,194,407 ordinary shares issuable upon the exercise of options that have been awarded to management and employees pursuant to our amended and restated 2015 Stock Option Plan, at a weighted-average exercise price of  $10.92 per share;

•
up to 2,850,000 ordinary shares reserved for issuance to our directors, officers, employees and consultants, pursuant to our 2016 Omnibus Incentive Compensation Plan, of which options to purchase 986,257 ordinary shares have been issued as of March 31, 2016; and

•
the underwriters do not exercise their option to purchase up to an additional 858,750 ordinary shares in this offering.

DILUTION
If you invest in our ordinary shares in this offering, your interest will be diluted immediately to the extent of the difference between the public offering price per share and the as adjusted net tangible book value per share after this offering. Dilution results from the fact that the public offering price per share is substantially in excess of the net tangible book value per ordinary share attributable to our existing shareholders for our ordinary shares that will be outstanding immediately prior to the closing of this offering. We calculate net tangible book value per ordinary share by dividing the net tangible book value (total assets less intangible assets and total liabilities) by the number of outstanding ordinary shares. Dilution is determined by subtracting net tangible book value per ordinary share from the public offering price per ordinary share of $7.00.
Our net tangible book value as of March 31, 2016 was approximately $36.2 million, or $1.49 per ordinary share.
After giving effect to the sale by us of 5,725,000 ordinary shares in this offering at the public offering price of  $7.00 per share, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2016, would have been ($73.9 million).
This amount represents an immediate increase in our net tangible book value of  $0.97 per share to our existing shareholders and an immediate dilution of  $4.54 per share to new investors purchasing our ordinary shares in this offering at the estimated public offering price.
The following table illustrates this dilution per ordinary share:
Per Share
Public offering price	$7.00
Net tangible book value per ordinary share as of March 31, 2016	1.49
Increase in net tangible book value attributable to investors purchasing ordinary shares in this offering	0.97
As adjusted net tangible book value after giving effect to this offering	2.46
Dilution per ordinary share to new investors	$4.54
If the underwriters fully exercise their option to purchase additional shares, the as adjusted net tangible book value per share after giving effect to this offering would be $2.57 per share, and the dilution to new investors purchasing our ordinary shares in this offering would be $4.43 per share.
The following table summarizes on a pro forma basis, as of March 31, 2016, the differences between the shareholders as of March 31, 2016 and the new investors with respect to the number of ordinary shares purchased from us, the total consideration paid and the average price per ordinary share paid by existing shareholders and by investors participating in this offering at the public offering price of  $7.00 per ordinary share, before deducting the underwriting discounts and commissions and estimated offering expenses payable by us:
	Ordinary Shares Purchased		Total Consideration		Average Price per Ordinary Share
	Number	Percent	Amount	Percent
Existing shareholders	24,346,782	81%	$183,715,700	82%	$7.55
New investors	5,725,000	19	40,075,000	18	7.00
Total	30,076,782	100.0%	$223,790,700	100.0%	$7.44

To the extent any outstanding options under our 2014 Option Agreements, our 2014 Management Option Agreements, our amended and restated 2015 Stock Option Plan or our 2016 Omnibus Incentive Compensation Plan are or have been exercised after March 31, 2016, there will be further dilution to new investors. If all of such outstanding options had been exercised as of March 31, 2016, the as adjusted net tangible book value per ordinary share after this offering would be $2.39, and total dilution per ordinary share to new investors would be $4.61. If additional options or other share-based awards are issued under our equity incentive plans, or we issue additional share capital in the future, there will be further dilution to new investors.

UNDERWRITING (CONFLICTS OF INTEREST AND OTHER RELATIONSHIPS)
Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC and Piper Jaffray & Co. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, the number of ordinary shares indicated below:
Name	Number of Shares
Morgan Stanley & Co. LLC	3,435,000
Piper Jaffray & Co.	1,145,000
Stifel, Nicolaus & Company, Incorporated	858,750
FBR Capital Markets & Co.	143,125
Janney Montgomery Scott LLC	143,125
Total:	5,725,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the ordinary shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ordinary shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the ordinary shares offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.
The underwriters initially propose to offer part of the ordinary shares directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the ordinary shares, the offering price and other selling terms may from time to time be varied by the representatives.
We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 858,750 additional ordinary shares at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the ordinary shares offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional ordinary shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of ordinary shares listed next to the names of all underwriters in the preceding table.
Certain of our officers and directors have agreed to purchase an aggregate of 88,567 of our ordinary shares at the public offering price.
The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 858,750 ordinary shares.
		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$7.00	$40,075,000	$46,086,250
Underwriting discounts and commissions to be paid by us	$0.42	$2,404,500	$2,765,175
Proceeds, before expenses, to us	$6.58	$37,670,500	$43,321,075
The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $640,874. We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority.
Our ordinary shares are listed on the NASDAQ Global Market under the symbol “INNL.”

We, all directors and members of our senior management team and certain of our shareholders have agreed that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we and they will not, during the period ending 90 days after the date of this prospectus (the “restricted period”):
•
offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or any securities convertible into or exercisable or exchangeable for or represent the right to receive ordinary shares, whether any such transaction is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise;

•
file any registration statement with the Securities and Exchange Commission relating to the offering of any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares;

•
enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares, whether any such transaction is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise; or

•
publicly disclose the intention to do any of the foregoing.

In addition, each such person agrees that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, such person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any ordinary shares or any security convertible into or exercisable or exchangeable for ordinary shares.
With respect to us, the restrictions described in the immediately preceding paragraph do not apply to:
•
the issuance by us of ordinary shares in this offering;

•
the issuance by us of ordinary shares upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this prospectus supplement of which the underwriters have been advised in writing; or

•
the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of ordinary shares, provided that such plan does not provide for the transfer of ordinary shares during the restricted period and, to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by us regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of ordinary shares may be made under such plan during the restricted period.

With respect to all members of our board and our senior management team and certain of our shareholders, such restrictions do not apply to:
•
transfers by a holder of ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares (1) as a bona fide gift, (2) to any trust for the benefit of such holder or an immediate family member; (3) as distributions by a trust to its beneficiaries or (4) if the holder is a corporation, partnership, limited liability company, trust or other business entity (a) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate of such holder or (b) distributions of such ordinary shares or securities convertible into or exercisable for ordinary shares to limited partners, limited liability company members or stockholders of such holder; provided that in each case, each transferee shall sign and deliver a lock-up agreement and no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be required or shall be voluntarily made during the restricted period;

•
the exercise of share options granted pursuant to our equity incentive plans or other equity incentive grants identified in this prospectus supplement and the accompanying prospectus; provided that the lock-up restrictions shall apply to any of the ordinary shares issued upon such exercise;

•
the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of ordinary shares, provided that (i) such plan does not provide for the transfer of ordinary shares during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required or voluntarily made regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of ordinary shares may be made under such plan during the restricted period; or

•
the transfer, sale, tender or other disposition of ordinary shares or any security convertible or exercisable or exchangeable for ordinary shares pursuant to a bona fide third party tender offer, merger, amalgamation, consolidation or other similar transaction made to or involving all holders of our securities, pursuant to which 100% of our ownership is transferred to such party, provided that in the event such tender offer, merger, amalgamation, consolidation or other such transaction is not completed, the ordinary shares owned by the holder shall remain subject to the restrictions contained in the lock-up agreement.

With respect to certain of our shareholders, such restrictions do not apply to the sale of securities that are used for the primary purpose of satisfying any tax or other governmental withholding obligations, through cashless surrender. With respect to Morgan Stanley & Co. LLC, securities acquired by such shareholder in the open market after this offering when it is acting as a market maker, or in connection with agency trading on behalf of its clients will not be subject to such restrictions.
Morgan Stanley & Co. LLC, in its sole discretion, may release the ordinary shares and other securities subject to the lock-up agreements described above in whole or in part at any time.
In order to facilitate the offering of the ordinary shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ordinary shares. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, ordinary shares in the open market to stabilize the price of the ordinary shares. These activities may raise or maintain the market price of the ordinary shares above independent market levels or prevent or retard a decline in the market price of the ordinary shares. The underwriters are not required to engage in these activities and may end any of these activities at any time.
We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.
A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of ordinary shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging. financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.
In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.
Conflicts of Interest
Morgan Stanley & Co. LLC is an underwriter in this offering. Because an affiliate of Morgan Stanley & Co. LLC beneficially owns more than 10% of our outstanding ordinary shares, Morgan Stanley & Co. LLC is deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. Accordingly, this offering will be conducted in accordance with Rule 5121, which requires, among other things, that a “qualified independent underwriter” participate in the preparation of, and exercise the usual standards of  “due diligence” with respect to, the registration statement and this prospectus. Piper Jaffray & Co. has agreed to act as a qualified independent underwriter for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 thereof. Piper Jaffray & Co. will not receive any additional fees for serving as a qualified independent underwriter in connection with this offering. We have agreed to indemnify Piper Jaffray & Co. against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act. Morgan Stanley & Co. LLC will not confirm sales to any account over which it exercises discretionary authority without the specific written approval of the accountholder.
Selling Restrictions
European Economic Area
In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the EU Prospectus Directive (“EU Prospectus Directive”), is implemented in that Relevant Member State, which we refer to as the “Relevant Implementation Date,” an offer of securities described in this prospectus supplement may not be made to the public in that Relevant Member State prior to the publication of a prospectus pursuant to Article 3 of the EU Prospectus Directive in relation to our ordinary shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:
•
to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•
to any legal entity which has two or more of  (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•
to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running managers for any such offer; or

•
in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State, and the expression “EU Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State. The expression 2010 PD Amending Directive means Directive 2010/73/EU.
United Kingdom
Each underwriter has represented and agreed that:
(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the ordinary shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)
it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ordinary shares in, from or otherwise involving the United Kingdom.

Japan
No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) has been made or will be made with respect to the solicitation of the application for the acquisition of the ordinary shares.
Accordingly, the ordinary shares have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.
For Qualified Institutional Investors (“QII”)
Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the ordinary shares constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the ordinary shares. The ordinary shares may only be transferred to QIIs.
For Non-QII Investors
Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the ordinary shares constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the ordinary shares. The ordinary shares may only be transferred en bloc without subdivision to a single investor.
Canada
The Ordinary Shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Ordinary Shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

TAXATION
Taxation in Ireland
Scope of Discussion
The following is a general summary of the main Irish tax considerations applicable to certain investors who are the owners of our ordinary shares and is the opinion of William Fry insofar as it relates to legal conclusions with respect to matters of Irish tax law. It is based on existing Irish law and our understanding of the practices of the Irish Revenue Commissioners on the date of this prospectus supplement. Legislative, administrative or judicial changes may modify the tax consequences described below, possibly with retrospective effect. Furthermore, we can provide no assurances that the consequences contained in this summary will not be challenged by the Irish Revenue Commissioners or will be sustained by a court if challenged.
The statements do not constitute tax advice and are intended only as a general guide. Furthermore, this information applies only to our ordinary shares that are held as capital assets and does not apply to all categories of shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes or shareholders who have, or who are deemed to have, acquired their shares by virtue of an office or employment. This summary is not exhaustive and shareholders should consult their own tax advisors as to the tax consequences in Ireland, or other relevant jurisdictions, including the acquisition, ownership and disposition of our ordinary shares.
Tax on Chargeable Gains
The rate of capital gains tax in Ireland is currently 33%.
A disposal of our ordinary shares by a shareholder who is not resident or ordinarily resident for tax purposes in Ireland and who does not hold their shares in connection with a trade carried on by such holder in Ireland through a branch or agency should not give rise to Irish tax on any chargeable gain realized on such disposal provided at the time of disposal: (i) the ordinary shares are quoted on a recognized stock exchange; or (ii) the ordinary shares do not derive the greater part of their value from land, buildings, minerals, or mineral or exploration rights in Ireland.
A disposal of our ordinary shares by a shareholder who is not resident or ordinarily resident for tax purposes in Ireland or a shareholder that holds their shares in connection with a trade carried on by such holder in Ireland through a branch or agency will, subject to the availability of exemptions and reliefs, be within the charge to Irish tax on chargeable gains and may, depending on the circumstances, give rise to a chargeable gain or allowable loss for that shareholder.
A holder of our ordinary shares who is an individual and who is temporarily not resident in Ireland may, under Irish anti-avoidance legislation, be liable to Irish tax on any chargeable gain realized on a disposal during the period in which such individual is not resident.
Dividend Withholding Tax
Distributions made by us will generally be subject to dividend withholding tax (“DWT”) at the standard rate of income tax (currently 20%) unless one of the exemptions described below applies. For DWT purposes, a dividend includes any distribution made by us to the shareholders, including cash dividends, non-cash dividends and additional stock or units taken in lieu of a cash dividend. The company is responsible for withholding DWT at source and forwarding the relevant payment to the Irish Revenue Commissioners.
Certain shareholders (both individual and corporate) are entitled to an exemption from DWT. In particular, dividends to a non-Irish resident shareholder should not be subject to DWT if the shareholder is beneficially entitled to the dividend and is:
•
an individual shareholder resident for tax purposes in a “relevant territory” and the individual is neither resident nor ordinarily resident in Ireland;

•
a corporate shareholder resident for tax purposes in a “relevant territory” provided that the corporate shareholder is not under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland;

•
a corporate shareholder that is not resident for tax purposes in Ireland that is ultimately controlled, directly or indirectly, by persons resident in a “relevant territory” and that is not controlled directly or indirectly, by persons who are not resident in a “relevant territory”;

•
a corporate shareholder that is not resident for tax purposes in Ireland and whose principal class of shares (or those of its 75% parent) is substantially and regularly traded on a recognized stock exchange either in a “relevant territory” or on such other stock exchange approved by the Irish Minister for Finance; or

•
a corporate shareholder that is not resident for tax purposes in Ireland and is wholly owned, directly or indirectly, by two or more companies where the principal class of shares of each of such companies is substantially and regularly traded on a recognized stock exchange in a “relevant territory” or on such other stock exchange approved by the Irish Minister for Finance;

and, provided that, in all cases noted above (but subject to the exception in the paragraph below regarding ‘U.S. Resident Shareholders’), the shareholder has provided a relevant Irish DWT declaration form to his or her broker before the record date for the dividend (in the case of ordinary shares held through the Depositary Trust Company, or DTC), and the relevant information is further transmitted to us (in the case of ordinary shares held through DTC) or to our transfer agent (in the case of shares held outside of DTC).
A list of  “relevant territories” for the purposes of DWT is set forth below.
Albania
Armenia
Australia
Austria
Bahrain
Belarus
Belgium
Bosnia &
   Herzegovina
Botswana
Bulgaria
Canada
Chile
China
Croatia
Cyprus
Czech
   Republic
Denmark
Egypt
Estonia
Ethiopia
Finland
France
Georgia
Germany
Greece
Hong Kong
Hungary
Iceland
India
Israel
Italy
Japan
Republic of
   Korea
Kuwait
Latvia
Lithuania
Luxembourg
Macedonia
Malaysia
Malta
Mexico
Moldova
Montenegro
Morocco
Netherlands
New Zealand
Norway
Pakistan
Panama
Poland
Portugal
Qatar
Romania
Russia
Saudi Arabia
Serbia
Singapore
Slovak
   Republic
Slovenia
South Africa
Spain
Sweden
Switzerland
Thailand
Turkey
United Arab
   Emirates
Ukraine
United
   Kingdom
United States
   of America
Uzbekistan
Vietnam
Zambia

Prior to paying any dividend, we will put in place an agreement with an entity which is recognized by the Irish Revenue Commissioners as a “qualifying intermediary” which satisfies one of the Irish requirements for dividends to be paid free of DWT to certain shareholders who hold their ordinary shares through DTC.
We will rely on information received directly or indirectly from brokers and our transfer agent in determining where shareholders reside, whether they have provided the required U.S. tax information and whether they have provided the required Irish dividend withholding tax forms, as described below. Shareholders who are required to file Irish forms in order to receive their dividends free of DWT should note that such forms are generally valid until December 31st of the fifth year after the year of issue of the forms and new forms must be filed before the expiration of that period in order to continue to enable them to receive dividends without DWT. Links to the Irish Revenue forms are available at http://www.revenue.ie/en/tax/dwt/forms/index.html.
For shareholders that cannot avail themselves of one of Ireland’s domestic law exemptions from DWT, it may be possible for such shareholders to rely on the provisions of a double tax treaty to which Ireland is a party to reduce the rate of DWT.

U.S. Resident Shareholders
Dividends paid in respect of shares in an Irish resident company that are owned by residents of the United States and held through DTC will not be subject to DWT provided that the address of the beneficial owner of the shares in the records of the broker is in the U.S. We strongly recommend that such shareholders ensure that their information has been properly recorded by their brokers (so that such brokers can provide the relevant information to a qualifying intermediary appointed by us).
Dividends paid in respect of shares in an Irish resident company that are owned by residents of the U.S. and held outside of DTC will not be subject to DWT provided that the shareholder has provided a valid Irish DWT form showing a U.S. address to our transfer agent at least seven business days before the record date for the first dividend payment to which they are entitled.
If any shareholder who is resident in the U.S. receives a dividend subject to DWT, he or she may be able to make an application for a refund from the Irish Revenue Commissioners on the prescribed form, subject to certain time limits.
Residents of  “Relevant Territories” other than the United States
Shareholders who are residents of  “relevant territories” other than the United States (regardless of when such shareholders acquired their ordinary shares) must satisfy the conditions of one of the exemptions referred to above including the requirement to complete the appropriate Irish DWT declaration form in order to receive dividends without DWT.
Shareholders must provide the appropriate Irish DWT form to their brokers (so that such brokers can provide the relevant information to a qualifying intermediary appointed by us) before the record date for the first dividend to which they are entitled (in the case of ordinary shares held through DTC), or to our transfer agent at least seven business days before such record date (in the case of ordinary shares held outside of DTC). We strongly recommend that such shareholders complete the appropriate Irish DWT declaration form and provide them to their brokers or our transfer agent as soon as possible.
If any shareholder who is resident in a “relevant territory” receives a dividend subject to DWT, he or she may be able to make an application for a refund from the Irish Revenue Commissioners on the prescribed form, subject to certain time limits.
Irish Resident Shareholders
Irish tax resident or ordinarily resident shareholders will generally be subject to DWT in respect of dividends or distributions received from an Irish resident company unless an exemption applies.
Irish tax resident or ordinarily resident shareholders that are entitled to receive dividends without DWT must complete the relevant Irish DWT form and provide them to their brokers (so that such brokers can provide the relevant information to a qualifying intermediary appointed by us) before the record date for the first dividend to which they are entitled (in the case of ordinary shares held through DTC), or to our transfer agent at least seven business days before such record date (in the case of ordinary shares held outside of DTC).
Shareholders who are resident or ordinarily resident in Ireland or are otherwise subject to Irish tax should consult their own tax advisor.
Other Persons
Shareholders who do not reside in “relevant territories” or in Ireland will be subject to DWT, but there are a number of other exemptions that could apply on a case-by-case basis. Dividends paid to such shareholders will be paid subject to DWT unless the relevant shareholder has provided the appropriate Irish DWT form to his or her broker (so that such broker can further transmit the relevant information to our qualifying intermediary) prior to the record date for the first dividend to which they are entitled (in the case of ordinary shares held through DTC), or to our transfer agent at least seven business days before such record date (in the case of shares held outside DTC).

We strongly recommend that such shareholders to whom an exemption applies complete the appropriate Irish forms and provide them to their brokers or our transfer agent, as the case may be, as soon as possible.
If any shareholder who is not a resident of a “relevant territory” or Ireland but is exempt from withholding receives a dividend subject to DWT, he or she may be able to make an application for a refund from the Irish Revenue Commissioners on the prescribed form, subject to certain time limits.
Income Tax on Dividends
Non-Irish Resident Shareholders
A shareholder who is not resident or ordinarily resident for tax purposes in Ireland and who is entitled to an exemption from DWT, generally has no liability to Irish income tax or the universal social charge on a dividend from an Irish resident company unless that shareholder holds their ordinary shares through a branch or agency which carries on a trade in Ireland.
A shareholder who is not resident or ordinarily resident for tax purposes in Ireland and who is not entitled to an exemption from DWT, generally has no additional liability to Irish income tax or the universal social charge unless that shareholder holds their ordinary shares through a branch or agency which carries on a trade in Ireland. The shareholder’s liability to Irish income tax and the universal social charge is effectively limited to the amount of DWT already deducted by the company.
Irish Resident Shareholders
Irish resident or ordinarily resident individual shareholders may be subject to Irish income tax and the universal social charge charges and in certain circumstances pay related social insurance (PRSI) on dividends received from us. Such shareholders should consult their own tax advisor. Irish resident corporate shareholders should not be subject to tax on dividends from the company on the basis that the dividend is not in respect of preferred shares.
Capital Acquisitions Tax
Irish capital acquisitions tax (“CAT”) comprises principally of gift tax and inheritance tax. CAT could apply to a gift or inheritance of our ordinary shares irrespective of the place of residence, ordinary residence or domicile of the deceased or donor of the shares (collectively referred to as the “donor”) or the successor or donee of the shares (collectively referred to as the “donee”). This is because our ordinary shares are regarded as property situated in Ireland as the share register of the company must be held in Ireland. The person who receives the gift or inheritance has primary liability for CAT. However there are certain circumstances where another person such as an agent or personal representative may become accountable for the CAT.
CAT is currently levied at a rate of 33% above certain tax-free thresholds. The appropriate tax-free threshold is dependent upon (1) the relationship between the donor and the donee and (2) the aggregation of the values of previous gifts and inheritances received by the donee from persons within the same group threshold. Gifts and inheritances passing between spouses are exempt from CAT. Shareholders should consult their own tax advisor as to whether CAT is creditable or deductible in computing any domestic tax liabilities.
Stamp Duty
The rate of stamp duty (where applicable) on transfers of shares of Irish incorporated companies is 1% of the price paid or the market value of the shares acquired, whichever is greater. Where Irish stamp duty arises it is generally a liability of the transferee.
Irish stamp duty may, depending on the manner in which our ordinary shares are held, be payable in respect of transfers of our ordinary shares.

We have entered into arrangements with DTC to allow our ordinary shares to be settled through the facilities of DTC. As such, the summary below deals with shareholders who hold their shares through DTC and shareholders who hold shares outside of DTC.
Shares Held Through DTC
A transfer of our ordinary shares effected by means of the transfer of book-entry interests in DTC will not be subject to Irish stamp duty.
Shares Held Outside of DTC or Transferred Into or Out of DTC
A transfer of our ordinary shares where any party to the transfer holds such shares outside of DTC may be subject to Irish stamp duty.
Shareholders wishing to transfer their shares into (or out of) DTC may do so without giving rise to Irish stamp duty, provided:
•
there is no change in the ultimate beneficial ownership of such shares as a result of the transfer; and

•
the transfer into (or out of) DTC is not on a sale or in contemplation of a sale.

Because of the potential Irish stamp duty on transfers of our ordinary shares, we strongly recommend that any person who wishes to acquire our ordinary shares acquires such shares through DTC.
We are required to assume the obligation for paying the stamp duty liability with respect to certain transfers of our ordinary shares as a result of the arrangements we entered into with DTC. Our constitution provides that, if stamp duty resulting from the transfer of our ordinary shares, which would otherwise be payable by the transferee, is paid by us or any of our subsidiaries on behalf of or as agent for the transferee, then in those circumstances, we shall on our behalf or on behalf of any such subsidiary, be entitled to (i) seek reimbursement of the stamp duty from the transferor or transferee (at our or our relevant subsidiary’s discretion), (ii) set-off the stamp duty against any dividends payable to the transferor or transferee (at our or our relevant subsidiary’s discretion) and (iii) to claim a first and permanent lien on the shares on which stamp duty has been paid by us or any of our subsidiaries for the amount of stamp duty paid. Our lien shall extend to all dividends paid on those shares.
U.S. Federal Income Tax Considerations
Scope of Discussion
The following discussion summarizes the material U.S. federal income tax consequences to our shareholders of owning and disposing of our ordinary shares acquired in this offering. This discussion does not generally address any aspects of U.S. taxation other than U.S. federal income taxation, is not a complete analysis or listing of all of the possible tax consequences, including alternative minimum tax consequences, of owning and disposing of our ordinary shares and does not address all tax considerations that may be relevant to you. Special rules that are not discussed in the general descriptions below may also apply to you. In particular, this discussion only deals with holders that hold their ordinary shares and will hold their ordinary shares as capital assets and, except as otherwise indicated below, does not address the tax treatment of special classes of holders, such as:
•
a bank or other financial institution;

•
a tax-exempt entity;

•
an insurance company;

•
a person holding shares as part of a “straddle,” “hedge,” “wash sale,” “integrated transaction,” or “conversion transaction”;

•
a person holding shares through a partnership or other pass-through entity (including arrangements treated as partnerships under U.S. federal income tax law);

•
a former citizen or resident of the United States under Section 877 or Section 877A of the Code;

•
a non-resident alien who has elected to be treated as a resident of the United States or is a bona fide resident of Puerto Rico, Guam, American Samoa or the Northern Mariana Islands;

•
a broker-dealer or trader in securities or currencies;

•
a U.S. holder whose “functional currency” is not the U.S. dollar;

•
a regulated investment company or real estate investment trust; or

•
a trader in securities who has elected the mark-to-market method of accounting for its securities.

This discussion is based on the laws of the United States, including the U.S. Internal Revenue Code of 1986, as amended (“Code”), its legislative history, existing and proposed Treasury regulations promulgated thereunder (“Regulations”), judicial decisions, published rulings, administrative pronouncements and income tax treaties to which the United States is a party, each as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurance that the U.S. Internal Revenue Service (“IRS”) will not disagree with or will not successfully challenge any of the conclusions reached and described in this discussion.
For purposes of this discussion, a “U.S. holder” means a beneficial owner of our ordinary shares that for U.S. federal income tax purposes is:
•
an individual citizen or resident alien of the United States;

•
a corporation or other entity (or arrangement) taxable as a corporation organized under the laws of the United States, any state thereof or the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust, if it (i) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable Regulations to be treated as a U.S. person.

A “non-U.S. holder” means a beneficial owner (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) of our ordinary shares that is not a U.S. holder. For purposes of this summary, “holder” or “shareholder” means either a U.S. holder or a non-U.S. holder or both, as the context may require.
If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our ordinary shares, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Holders of our ordinary shares that are partnerships and partners in these partnerships are urged to consult their tax advisors regarding the U.S. federal income tax consequences to them of the ownership and disposition of our ordinary shares.
We intend to take the position that we are a foreign corporation for U.S. tax purposes (a “non-U.S. corporation”). Except as provided below in “Certain Tax Consequences to All Holders if We are Treated as a U.S. Corporation for U.S. Federal Income Tax Purposes,” this summary assumes that we are a non-U.S. corporation.
Certain Consequences of Owning and Disposing of Innocoll Ireland Ordinary Shares.
U.S. HOLDERS
Taxation of Distributions on Our Ordinary Shares.
Under the U.S. federal income tax laws and subject to the passive foreign investment company (“PFIC”) rules discussed below in “—PFIC Rules,” the gross amount of any distribution that is actually or constructively received (as described below, including any Irish withholding tax or other withholding tax on such amount) by a U.S. holder with respect to our ordinary shares, will be a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). To the extent that the amount of such distribution exceeds our current and accumulated earnings and profits as so computed, it will be treated first as a non-taxable return of capital to the extent of such U.S. holder’s adjusted tax basis in its ordinary shares, and to the extent the amount of such distribution exceeds such adjusted tax basis, it will be treated as gain from the sale of its ordinary shares. Because we do not compute our earnings and profits under U.S. tax principles, however, we expect to report the full amount of any distribution as a dividend for U.S. tax purposes if and when we pay a dividend to our shareholders. With respect to non-corporate U.S. holders, certain dividends received from a qualified foreign corporation will be subject to U.S. federal income tax at a maximum rate of 20%. As long as our ordinary shares are listed on NASDAQ or certain other exchanges and/or we qualify for benefits under the income tax treaty between the United States and Ireland or another applicable income tax treaty, we will be treated as a qualified foreign corporation for this purpose. This reduced rate will not be available in all situations, and U.S. holders should consult their own tax advisors regarding the application of the relevant rules to their particular circumstances. If we are a PFIC as discussed below under “—PFIC Rules,” distributions paid by us with respect to our ordinary shares will not be eligible for the preferential income tax rate.
You must include Irish tax (if any) withheld from the dividend payment in this gross amount even though you do not in fact receive it. The gross amount of the dividend is taxable to you when you receive the dividend, actually or constructively. Dividends paid on our ordinary shares generally will constitute income from sources outside the United States and will generally not be eligible for the dividends-received deduction generally available to corporate U.S. holders. Because we expect to pay any future dividends in a non-U.S. currency, the gross amount of any such dividend will be included in the gross income of a U.S. holder in an amount equal to the U.S. dollar value of the non-U.S. currency calculated by reference to the exchange rate in effect on the date the dividend distribution is includable in the U.S. holder’s income, regardless of whether the payment is in fact converted into U.S. dollars. If the non-U.S. currency is converted into U.S. dollars on the date of receipt by the U.S. holder, a U.S. holder generally should not be required to recognize non-U.S. currency gain or loss in respect of the dividend. If the non-U.S. currency received is not converted into U.S. dollars on the date of receipt, a U.S. holder will have a basis in the non-U.S. currency equal to its U.S. dollar value on the date of receipt. Any gain or loss on a subsequent conversion or other disposition of the non-U.S. currency will be treated as ordinary income or loss, and will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. The amount of any distribution of property other than cash will be the fair market value of the property on the date of the distribution, less the sum of any encumbrance assumed by the U.S. holder.
Subject to applicable limitations that may vary depending upon a U.S. holder’s circumstances, a U.S. holder will be entitled to a credit against its U.S. federal income tax liability for any Irish withholding taxes withheld in respect of our dividend distributions not in excess of the applicable rate under the income tax treaty between the United States and Ireland. For purposes of calculating the foreign tax credit, dividends paid on our ordinary shares generally will be treated as income from sources outside the United States, except that a portion of such dividends may be treated as income from U.S. sources. In addition, the limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income, such as “passive” or “general” income. In addition, the amount of the qualified dividend income, if any, paid to a U.S. holder that is subject to the reduced dividend income tax rate and that is taken into account for purposes of calculating the U.S. holder’s U.S. foreign tax credit limitation must be reduced by the rate differential portion of the dividend. The rules governing foreign tax credits are complex. Investors should consult their own tax advisors regarding the availability of foreign tax credits in their particular situation. In lieu of claiming a foreign tax credit, U.S. holders may elect to deduct all non-U.S. taxes paid or accrued in a taxable year in computing their taxable income, subject to generally applicable limitations under U.S. federal income tax law.
Subsequent Dispositions of Our Ordinary Shares.
Subject to the discussion below under “—PFIC Rules,” U.S. holders of our ordinary shares generally should recognize capital gain or loss for U.S. federal income tax purposes on the sale, exchange or other disposition of our ordinary shares in the same manner as on the sale, exchange or other disposition of any other shares held as capital assets. Such capital gain or loss will be long-term capital gain or loss if the U.S.

holder’s holding period for our ordinary shares exceeds one year. Under current law, long-term capital gain of non-corporate shareholders is subject to tax at a maximum rate of 20%. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. There are limitations on the deductibility of capital losses.
A U.S. holder that receives non-U.S. currency on the sale or other disposition of our ordinary shares will realize an amount equal to the U.S. dollar value of the non-U.S. currency on the date of sale (or, in the case of cash basis and electing accrual basis taxpayers, the U.S. dollar value of the non-U.S. currency on the settlement date) provided that the our ordinary shares are treated as being “traded on an established securities market.” If a U.S. holder receives non-U.S. currency upon a sale or exchange of our ordinary shares, gain or loss, if any, recognized on the subsequent sale, conversion or disposition of such non-U.S. currency will be ordinary income or loss, and will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. However, if such non-U.S. currency is converted into U.S. dollars on the date received by the U.S. holder, a cash basis or electing accrual U.S. holder should not recognize any gain or loss on such conversion. In addition, depending on the circumstances, a redemption of our ordinary shares by us will be treated as a sale of the redeemed shares by the U.S. holder or as a distribution to the U.S. holder (which is taxable as described above under “—Taxation of Distributions on Our Ordinary Shares”).
Controlled Foreign Corporation Rules.
Generally, a non-U.S. corporation, such as us, will be classified as a controlled foreign corporation (“CFC”) if more than 50% (by vote or value) of the shares of the corporation are held directly, indirectly, or constructively, by “U.S. Shareholders.” For this purpose, a U.S. Shareholder is generally any U.S. holder that possesses, directly, indirectly or constructively, 10% or more of the combined voting power of all classes of shares of the corporation. Based on our current and anticipated ownership structure, we do not expect that we will be classified as a CFC. However, we can offer no assurances in this regard.
If we were classified as a CFC, however, each of our U.S. Shareholders generally would be required to include in gross income (as ordinary income) at the end of each of our taxable years an amount equal to the U.S. Shareholder’s pro rata share of our “subpart F income.” Subpart F income generally includes dividends, interest, rents and royalties, gains from the sale of securities and income from certain transactions with related parties. If we are classified as both a CFC and a PFIC, we generally will not be treated as a PFIC with respect to those U.S. holders that meet the definition of a U.S. Shareholder.
PFIC Rules.
The treatment of U.S. holders of our ordinary shares could be materially different from that described above if, at any relevant time, we are or become a PFIC. In general, if you are a U.S. holder, we will be a PFIC with respect to you if for any taxable year in which you held our ordinary shares: (i) at least 75% of our gross income for the taxable year is passive income or (ii) at least 50% of the value, determined on the basis of a quarterly average, of our assets is attributable to assets that produce or are held for the production of passive income. The determination of whether a non-U.S. corporation is a PFIC is made annually. Accordingly, it is possible that we may become a PFIC in the current or any future taxable year due to changes in our asset or income composition.
Passive income generally includes dividends, interest, rents and royalties (other than certain rents and royalties derived in the active conduct of a trade or business), annuities and gains from the disposition of assets that produce passive income. Any cash held generally will be treated as held for the production of passive income for the purpose of the PFIC test, and any income generated from cash or other liquid assets generally will be treated as passive income for such purpose. If a non-U.S. corporation owns at least 25% by value of the shares of another corporation, the non-U.S. corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation, and as receiving directly its proportionate share of the other corporation’s income. Although we believe that we should not be treated as a PFIC in any prior taxable year, the tests for determining PFIC status are applied annually, and it is difficult to accurately predict future income and assets relevant to this determination. For example, the determination of whether we will be or become a PFIC in the future may depend, in part, on how quickly, we use our liquid assets and the cash raised in this offering. Under circumstances where we determine not to deploy significant amounts of cash for active purposes, our risk of being classified as a PFIC may substantially increase. Accordingly, we cannot assure U.S. holders that we will not be or become a PFIC. Moreover, the determination of PFIC status depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. As a result, whether we are or will be a PFIC for any relevant taxable year cannot be predicted with certainty, and there can be no assurance that the IRS will not challenge our determination concerning our PFIC status.
If we were to be treated as a PFIC, except as otherwise provided by election regimes described below, a U.S. holder would be subject to special adverse tax rules with respect to (i) “excess distributions” received on our ordinary shares and (ii) any gain recognized upon a sale or other disposition (including a pledge) of our ordinary shares. A U.S. holder would be treated as if it had realized such gain and certain “excess distributions” ratably over its holding period for such shares. The amounts allocated to the current taxable year and to any taxable year in the holding period prior to the first taxable year in which we were a PFIC would be taxed as ordinary income. The amounts allocated to any other taxable year would be taxed at the highest tax rate in effect for each such year to which the gain was allocated, together with an interest charge in respect of the tax attributable to each such year. Special rules apply for calculating the amount of the foreign tax credit with respect to “excess distributions” by a PFIC.
Dividends that a U.S. holder receives from us will not be eligible for the special tax rates applicable to qualified dividend income if we are treated as a PFIC either in the taxable year of the distribution or the preceding taxable year, but instead will be taxable at rates applicable to ordinary income, or if an excess distribution treated as discussed above.
If a U.S. holder owns ordinary shares in a PFIC that are treated as “marketable stock,” the U.S. holder may make a mark-to-market election. If a U.S. holder makes this election, the U.S. holder will not be subject to all of the PFIC rules described above. Instead, in general, the U.S. holder will include as ordinary income the excess, if any, of the fair market value of its ordinary shares at the end of the taxable year over the U.S. holder’s adjusted basis in its ordinary shares. Similarly, any gain realized on the sale, exchange or other disposition of its ordinary shares will be treated as ordinary income, and will not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. The U.S. holder will also be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its ordinary shares over the fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). A U.S. holder’s basis in its ordinary shares will be adjusted to reflect any such income or loss amount.
A U.S. holder may in certain circumstances also mitigate adverse tax consequences of the PFIC rules by filing an election to treat the PFIC as a qualified electing fund (“QEF”), if the PFIC complies with certain reporting requirements. However, in the event that we are or become a PFIC, we do not intend to comply with such reporting requirements necessary to permit U.S. holders to elect to treat us as a QEF.
U.S. holders should consult their own tax advisors regarding the application of the CFC rules and PFIC rules to their investment and the elections discussed above.
Tax on Net Investment Income.
An additional 3.8% tax generally will be imposed on the “net investment income” of individuals (other than nonresident aliens) with a modified adjusted gross income over $200,000 ($250,000 in the case of joint filers) and on the undistributed net investment income of certain estates and trusts. For this purpose, “net investment income” generally includes interest, dividends (including dividends paid with respect to our ordinary shares), annuities, royalties, rents, net gain attributable to the disposition of property not held in a trade or business (including net gain from the taxable disposition of our ordinary shares) and certain other income, as reduced by any deductions properly allocable to such income or gain. If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the tax on net investment income to your income and gains in respect of your investment in our ordinary shares.
Information Reporting and Backup Withholding on Distributions and Disposition Proceeds with Respect to Our Ordinary Shares.
Dividends on our ordinary shares paid within the United States or through certain U.S.-related financial intermediaries are subject to information reporting and may be subject to backup withholding

(currently at a 28% rate) unless the holder (1) is a corporation or other exempt recipient or (2) provides a taxpayer identification number and satisfies certain certification requirements. Information reporting requirements and backup withholding may also apply to the cash proceeds of a sale of our ordinary shares. If the sale is made through a non-U.S. office of a non-U.S. broker, however, the sale will generally not be subject to either backup withholding or information reporting. This exception may not apply if the non-U.S. broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.
In addition to being subject to backup withholding, if a U.S. holder of our ordinary shares does not provide us (or our paying agent) with the holder’s correct taxpayer identification number or other required information, the holder may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the holder furnishes certain required information to the IRS.
Certain specified individuals and certain U.S. entities, that, at any time during the taxable year, hold interests in specified foreign financial assets that are not held in an account maintained by a financial institution and that have an aggregate value in excess of applicable reporting thresholds (which depend on the individual’s filing status and tax home, and begin at a low of more than $50,000 on the last day of the taxable year or more than $75,000 at any time during the taxable year) are required to attach a disclosure statement on Form 8938 (Statement of Specified Foreign Financial Assets) to their U.S. federal income tax return. A specified person who reports its ordinary shares on a Form 8621 does not have to report the ordinary shares on the Form 8938 if the person identifies the Form 8621 which includes the ordinary shares on the Form 8938. No Form 8938 is required to be filed by a specified person who is not required to file a U.S. federal income tax return for the taxable year. Investors are urged to consult their own tax adviser regarding these reporting requirements.
NON-U.S. HOLDERS
Taxation of Distributions on Our Ordinary Shares.
A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on dividends received on our ordinary shares, unless the dividends are effectively connected with the holder’s conduct of a trade or business in the United States and, if an income tax treaty applies, the dividends are attributable to a permanent establishment or fixed place of business maintained by the holder in the United States or such holder is subject to backup withholding as discussed below.
Except to the extent otherwise provided under an applicable income tax treaty, a non-U.S. holder generally will be taxed in the same manner as a U.S. holder on dividends paid and gains recognized that are effectively connected with the holder’s conduct of a trade or business in the United States. Effectively connected dividends received and gains recognized by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or, if applicable, a lower treaty rate), subject to certain adjustments.
Subsequent Disposition of Our Ordinary Shares.
In general, a non-U.S. holder of our ordinary shares will not be subject to U.S. federal income or withholding tax on any gain recognized on a subsequent disposition of our ordinary shares, unless: (1) such gain is effectively connected with the conduct by the holder of a trade or business within the United States and, if a tax treaty applies, is attributable to a permanent establishment or fixed place of business maintained by such holder in the United States, (2) in the case of capital gain of a holder who is an individual, such holder is present in the United States for 183 days or more during the taxable year in which the capital gain is recognized and certain other conditions are met, or (3) such holder is subject to backup withholding as discussed below. In addition, depending on the particular circumstances, a redemption of our ordinary shares by us will be treated as a sale of the redeemed shares by the non-U.S. holder or as a distribution to the non-U.S. holder (which is taxable as described in the preceding paragraph under “—Taxation of Distributions on Our Ordinary Shares.”
Information Reporting and Backup Withholding on Distributions and Disposition Proceeds with Respect to Our Ordinary Shares.
In order not to be subject to backup withholding tax on distributions and disposition proceeds with respect to our ordinary shares, a non-U.S. holder may be required to provide a taxpayer identification number, certify the holder’s foreign status, or otherwise establish an exemption. Non-U.S. holders of our ordinary shares should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of exemptions and the procedure for obtaining such an exemption, if available. Any amount withheld from a payment to a non-U.S. holder under the backup withholding rules may be allowed as a refund or credit against the holder’s U.S. federal income tax, provided that the required information is furnished to the IRS.
U.S. and Non-U.S. Holders
Certain Tax Consequences to All Holders if We are Treated as a U.S. Corporation for U.S. Federal Income Tax Purposes
For U.S. federal income tax purposes, a corporation generally is considered a domestic corporation for U.S. federal tax purposes (a “U.S. corporation”) if it is created or organized in the United States or under the law of the United States or of any state thereof or the District of Columbia. Entities treated as U.S. corporations are generally subject to U.S. federal income tax on their worldwide income, and U.S. reporting and withholding tax rules may apply to dividends that they pay. Because our legal predecessor, Innocoll GmbH was formed and organized under the law of Germany, neither it nor Innocoll Germany would ordinarily be treated for U.S. federal income tax purposes as a U.S. corporation. Section 7874 of the Code, however, contains special rules that could result in a non-U.S. corporation being taxed as a U.S. corporation for U.S. federal income tax purposes where the corporation, directly or indirectly, re-domiciles from the U.S. to another country. Under Section 7874 of the Code, as a result of the re-domiciling from the U.S. to Germany in 2013 (the “2013 Transaction”), Innocoll GmbH would be treated as a U.S. corporation for U.S. federal income tax purposes unless its “expanded affiliated group” (“EAG”) is treated as having “substantial business activities” in Germany. While we believe that it satisfied this “substantial business activities” test at the time of the 2013 Transaction (and, thus, neither it nor Innocoll Germany should be treated as a U.S. corporation for U.S. federal income tax purposes), due to the complexity of certain aspects of the law and the very fact-specific nature of the inquiry, there is no assurance that the IRS will not challenge our determination. Further, the IRS has issued recent proposed and temporary Regulations that provide that an EAG cannot meet the substantial business activities test with respect to a foreign country unless the foreign acquiring corporation is a tax resident of that foreign country. This new requirement for the substantial business activities test is effective for acquisitions completed on or after November 19, 2015. However, the preamble to the temporary Regulations also states that no inference is intended regarding the treatment under pre-effective date law of any transaction described in the temporary Regulations and that the IRS may challenge such transactions under applicable Code or regulatory provisions or judicial doctrines. In addition, there have been proposals to expand the scope of U.S. corporate tax residence and there could be prospective or retroactive legislative changes to Section 7874 of the Code that would result in our being treated as a U.S. corporation.
In addition to the issues discussed above regarding the 2013 Transaction, we have re-domiciled in 2016 to Ireland. If the Merger is treated as a related transaction to the 2013 Transaction, then we and our legal predecessors would be treated as U.S. corporations as of the 2013 Transaction unless our EAG is treated as having substantial business activities in Ireland. In that case, we would not satisfy the substantial business activities test in Ireland, and thus, we would be treated as a U.S. corporation, even if we would have met the substantial business activities test had we remained a German corporation. Due to the complexity of certain aspects of the law and the very fact-specific nature of the inquiry, there is no assurance that the IRS will not successfully challenge our position that we are a non-U.S. corporation. If we and our legal predecessors are treated as U.S. corporations, then we and our legal predecessors would be liable for U.S. federal income taxes in addition to Irish and possibly German taxes. In addition, our non-U.S. holders would be subject to U.S. withholding tax (including under the Foreign Account Tax Compliance Act, as defined below) on the receipt of dividends from us.
Certain U.S. Federal Income Tax Consequences to Us
If we are treated as a U.S. corporation, we would be treated as a U.S. Shareholder of the non-U.S. subsidiaries owned by us, and such subsidiaries would be “controlled foreign corporations”. See the discussion above in “—Controlled Foreign Corporation Rules” that could apply to us. In addition, any loans made to us by a non-U.S. subsidiary corporation could result in adverse U.S. federal income tax consequences. Further, any determination by the IRS or a U.S. court that we are a U.S. corporation would apply retroactively, and so we could face substantial U.S. federal income tax, interest, and penalties for taxable years prior to such determination. In addition, because we would continue to be treated as an Irish tax resident for Irish tax purposes, we could be liable for both Irish and U.S. taxes, which could have a material adverse effect on our financial condition and results of operations.
Certain U.S. Federal Income Tax Consequences to U.S. Holders
If we are treated as a U.S. corporation, then U.S. holders, among other tax consequences, would not be eligible to obtain a U.S. foreign tax credit with respect to any Irish tax withheld from any dividend distributions. This is because dividend distributions from U.S. corporations are treated as U.S. source income for U.S. federal income tax purposes, and therefore such Irish withholding taxes will likely not be creditable for U.S. foreign tax credit purposes. Thus, to the extent a U.S. holder receives dividend distributions, such holder could be liable for both Irish and U.S. taxes on the receipt of such dividends without the ability to take a foreign tax credit for the Irish taxes. The interaction of Section 7874 of the Code to certain other U.S. federal income tax provisions is not yet well defined under U.S. federal income tax law. This summary does not discuss all of the U.S. federal income tax considerations that could affect a U.S. holder if we are treated as a U.S. corporation for U.S. federal income tax purposes. Each U.S. holder is urged to contact its own tax advisor regarding U.S. federal income tax consequences if we are treated as a U.S. corporation.
Certain U.S. Federal Income Tax Consequences to Non-U.S. Holders
If we are treated as a U.S. corporation for U.S. federal income tax purposes, the following additional U.S. federal income tax consequences could arise.
Taxation of Distributions on Our Ordinary Shares.
If distributions are made with respect to our ordinary shares, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes and will be subject to withholding as described below. Any portion of a distribution that exceeds our current and accumulated earnings and profits will be applied first to reduce the non-U.S. holder’s tax basis in its ordinary shares, and, to the extent such portion exceeds the non-U.S. holder’s basis, the excess will be treated as gain from the U.S. holder’s disposition of its ordinary shares, the tax treatment of which is discussed below under “Subsequent Disposition of Our Ordinary Shares.” In addition, special adverse rules may apply if we are a U.S. real property holding corporation within the meaning of Section 897(c) of the Code (“USRPHC”). We would not, however, expect to be a USRPHC.
Dividends paid to a non-U.S. holder of our ordinary shares will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Special rules could apply if the dividends would be effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States. The interaction of Section 7874 of the Code to certain other U.S. federal income tax provisions is not yet well defined under U.S. federal income tax law. This summary does not discuss all of the U.S. federal income tax considerations that could affect a non-U.S. holder if we are treated as a U.S. corporation for U.S. federal tax purposes. Each non-U.S. holder is urged to contact its own tax advisor regarding U.S. federal income tax consequences if we are treated as a U.S. corporation.
Subsequent Disposition of Our Ordinary Shares.
If a non-U.S. holder were to dispose of our ordinary shares, the non-U.S. holder would generally not be subject to U.S. federal income or withholding tax on any gain recognized on the disposition unless: (1) such gain is effectively connected with the conduct by the holder of a trade or business within the United States or, if a tax treaty applies, is attributable to a permanent establishment or fixed place of business maintained by such holder in the United States, (2) in the case of capital gain of a holder who is an individual, such holder is present in the United States for 183 days or more during the taxable year in which the capital gain is recognized and certain other conditions are met, or (3) such holder is subject to backup withholding as discussed above. However, if we were treated as a USRPHC within the meaning of Section 897(c) of the Code, in certain cases, U.S. federal income tax could apply. Nonetheless, even if we were treated as a U.S. corporation, we do not anticipate that we would be treated as a USRPHC.
Foreign Account Tax Compliance Act.
Under the Foreign Account Tax Compliance Act (“FATCA”), a person who makes a withholdable payment (as defined in Section 1473 of the Code) to a foreign financial institution (“FFI”) or a non-financial foreign entity (“NFFE”) must withhold at a 30% rate unless the FFI or NFFE meets certain requirements or provides certain information to the person making the payment. Withholdable payments generally include fixed or determinable annual or periodical (“FDAP”) payments (such as dividends) from U.S. sources and gross proceeds from the sale or other disposition of any property of a type which can produce U.S.-source interest or dividends (e.g., our ordinary shares, if we were treated as a U.S. corporation). Thus, if we were treated as a U.S. corporation, our ordinary shares will be subject to the requirements imposed under FATCA. FATCA withholding on U.S.-source FDAP payments generally commenced on July 1, 2014, and FATCA withholding on payments of gross proceeds is generally scheduled to commence on January 1, 2019.
Because we are taking the position that neither we nor any of our legal predecessors since the 2013 Transaction should be treated as U.S. corporations, we do not believe that we have obligations to report or withhold under FATCA. If FATCA were to apply to us as a result of our being treated as a U.S. corporation, however, we would have withholding tax obligations, possibly retroactively, for FATCA and regular U.S. withholding tax purposes. In such an event, there can be no assurance that we or a paying agent will be able to comply with the relevant requirements, or that it or an intermediary financial institution would not be required to deduct FATCA withholding from payments on our ordinary shares.
FATCA is particularly complex and its application is uncertain at this time. The above description is based in part on Regulations and official guidance, all of which is subject to change or may be implemented in a materially different form. Investors should consult their tax advisors on how these rules may apply to us or other party and to payment they may receive in connection with our ordinary shares.

EXPENSES RELATED TO THIS OFFERING
The following table sets forth the major categories of expenses we incurred in connection with this offering, other than the underwriting discounts and commissions. All amounts are estimated, except the SEC registration fee, FINRA filing fee and NASDAQ Global Market additional listing fee:
Expenses	Amount
SEC registration fee	$34,982.19*
FINRA filing fee	43,374
NASDAQ Global Market additional listing fee	7,500
Legal fees and expenses	400,000
Accounting fees and expenses	40,000
Printing fees	100,000
Other fees and expenses	50,000
Total	$675,856.19

*
Previously paid

LEGAL MATTERS
The validity of the ordinary with respect to U.S. law in connection with this offering will be passed upon for us by Dentons US LLP, New York, New York. The validity of the shares with respect to Irish law in connection with this offering will be passed upon for us by William Fry, Dublin, Ireland. Certain legal matters in connection with this offering will be passed upon for the underwriters by Goodwin Procter LLP, New York, New York, counsel for the underwriters, with respect to U.S. law, and by Arthur Cox, Dublin, Ireland, with respect to Irish law.
EXPERTS
The financial statements included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing. The offices of Grant Thornton are located at 24-26 City Quay, Dublin 2, Ireland.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES
Innocoll Ireland is a public limited company formed under Irish law, and its registered offices and all of its assets are located outside of the United States. In addition, certain members of our board, our senior management and the experts named herein are residents of jurisdictions other than the United States, namely Ireland, the United Kingdom and Germany. As a result, it may not be possible for you to effect service of process within the United States upon Innocoll Ireland or these individuals to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. securities laws against Innocoll in the United States.
In addition, it may not be possible to enforce court judgments obtained in the United States against us in Ireland based on the civil liability provisions of the U.S. federal or state securities laws. We have been advised by William Fry, our Irish counsel, that the United States currently does not have a treaty with Ireland providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters.
The following requirements must be met before a judgment of a U.S. court will be deemed to be enforceable in Ireland:
•
the judgment must be for a definite sum;

•
the judgment must be final and conclusive; and

•
the judgment must be provided by a court of competent jurisdiction.

An Irish court may also exercise its right to refuse enforcement if the U.S. judgment was obtained by fraud, if the judgment violates Irish public policy, if the judgment is in breach of natural justice or if it is irreconcilable with an earlier foreign judgment. There is some uncertainty as to whether the courts of Ireland would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers based on the civil liabilities provisions of the U.S. federal or state securities laws or hear actions against us or those persons based on those laws. Therefore, a final judgment for the payment of money rendered by any U.S. federal or state court based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not automatically be enforceable in Ireland.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
This prospectus supplement and the accompanying prospectus are part of the registration statement on Form F-3 we filed with the SEC under the Securities Act and do not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement or other document. You may read and copy the registration statement and its exhibits at the SEC’s Public Reference Room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet website at www.sec.gov, from which you can electronically access the registration statement and its exhibits.
We are subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, applicable to foreign private issuers. Because we are a foreign private issuer, the SEC’s rules do not require us to deliver proxy statements pursuant to Section 14 of the Exchange Act or to file quarterly reports on Form 10-Q, among other things. In addition, our “insiders” are not subject to the SEC’s rules that prohibit short-swing trading. Our historical annual consolidated financial statements prior to January 1, 2016 have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and certified by an independent public accounting firm.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to incorporate by reference the information we file with the SEC, by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus will be deemed to incorporate by reference our Annual Report on Form 20-F for the year ended December 31, 2015, filed with the SEC on March 17, 2016 and our reports filed on Form 6-K (other than information furnished and not filed) on May 25, 2016 and May 31, 2016.
This prospectus supplement shall also be deemed to incorporate by reference all subsequent annual reports filed on Form 20-F and any report on Form 6-K, or any part thereof, which states that it, or any part thereof, is being incorporated by reference herein, in each case filed by the registrant pursuant to the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering made by this prospectus supplement. In all cases, you should rely on the later information over different information included in this prospectus supplement.
We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at our headquarters, which is currently located at Unit 9, Block D, Monksland Business Park, Monksland, Athlone, County Roscommon, Ireland, and our telephone number is +353 (0) 90 648 6834. Copies of these filings may also be accessed at our website, www.innocoll.com. Information contained in our website is not part of this prospectus.

PROSPECTUS
$150,000,000
Innocoll Holdings plc

Ordinary Shares offered by the Company
and
12,083,761 Ordinary Shares offered by Selling Shareholders

We may offer, from time to time, in one or more offerings, our ordinary shares, and the selling shareholders may offer up to 12,083,761 ordinary shares, including 2,609,079 ordinary shares issuable upon the exercise of options held by the selling shareholders. The aggregate initial offering price of the ordinary shares that we may offer and sell under this prospectus will not exceed $150,000,000. We may offer and sell the ordinary shares described in this prospectus at times, in amounts, at prices and on terms to be determined at or prior to the time of each offering. This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement before you invest.
The securities covered by this prospectus may be offered through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. The names of any underwriters, dealers or agents, if any, will be included in a supplement to this prospectus. For general information about the distribution of securities offered, please see “Plan of Distribution” beginning on page 14.
We are an “emerging growth company,” as defined by the Jumpstart Our Business Startups Act of 2012, and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.
Our ordinary shares are listed on the NASDAQ Global Market under the symbol “INNL.” On May 13, 2016, the last reported sale price of our ordinary shares on the NASDAQ Global Market was $7.50.
Investing in our ordinary shares involves risks. See “Risk Factors” on page 7, and any similar section contained or incorporated by reference herein concerning factors you should consider before investing in our ordinary shares.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is May 23, 2016.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Special Note Regarding Forward-Looking Statements.”

All references in this prospectus to “U.S. dollars” or “$” are to the legal currency of the United States and all references to “€” or “euro” are to the currency introduced at the start of the third stage of the European economic and monetary union pursuant to the treaty establishing the European Community, as amended. Solely for the convenience of the reader, unless otherwise indicated, all amounts in U.S. dollars have been converted from euros to U.S. dollars at an exchange rate of  $1.0887 per euro, the official exchange rate quoted as of December 31, 2015 by the European Central Bank. Such U.S. dollar amounts are not necessarily indicative of the amounts of U.S. dollars that could actually have been purchased upon exchange of euros at the dates indicated.
Our registered trademarks, XaraColl®, Cogenzia®, CollaGUARD®, our localized drug delivery technologies trademarked as CollaRx®, CollaFilm®, CollaPress™ and LiquiColl™, the Innocoll logo and other trademarks or service marks of Innocoll appearing in this prospectus are our property. This prospectus contains additional trade names, trademarks and service marks of other companies. Solely for convenience, trademarks and tradenames referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and tradenames.
Innocoll will use code names to refer to its products in development and we expect to seek brand name approval for the names we currently use to refer to our products, which names may change in the future.
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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings, and the selling shareholders may sell up to 12,083,761 of their ordinary shares, in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we, or the selling shareholders, as applicable, sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”
We have not authorized anyone to provide you with information that is in addition to or different from that contained in, or incorporated by reference into, this prospectus or any prospectus supplement. If anyone provides you with different or inconsistent information, you should not rely on it.
We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.
Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should not assume that the information in this prospectus, including any information incorporated in this prospectus by reference, the accompanying prospectus supplement or any free writing prospectus prepared by us, is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.
You should not assume that the information contained in this prospectus is accurate as of any other date.
This document is not a prospectus within the meaning of the Companies Act 2014 of Ireland, the Prospectus Directive (2003/71/EC) or the Prospectus Rules issued by the Central Bank of Ireland. No offer of shares to the public is made, or will be made, that requires the publication of a prospectus pursuant to Irish prospectus law within the meaning of the above legislation. Other than pursuant to U.S. federal and state securities laws, this document is not a prospectus, prospectus equivalent document or any other form of formal disclosure document for the purposes of any applicable law, rule or regulation in any other jurisdiction, state, province or territory and no offer of shares to the public is being made, or will be made, that requires the publication of a prospectus, prospectus equivalent document or any other form of formal disclosure document and this document is not required to, and does not, contain all the information which may be required in a prospectus, prospectus equivalent document or any other form of formal disclosure document for the purposes of any applicable law, rule or regulation in any other jurisdiction, state, province or territory.

SPECIAL NOTE REGARDING THE RE-DOMICILIATION
On March 16, 2016, Innocoll AG, a German stock corporation, which had American Depository Shares, or ADSs, listed on the Nasdaq Global Market (“Innocoll Germany”) merged with Innocoll Holdings plc, a public limited company formed under Irish law (“Innocoll” or “Innocoll Ireland”), by way of a European cross-border merger by acquisition with Innocoll Germany being the disappearing entity and Innocoll Ireland being the surviving entity (the “Merger”). The change in place of incorporation of the parent company of the Innocoll group to Ireland from Germany was effected pursuant to the previously announced common draft terms of a cross-border merger proposal dated December 20, 2015 between Innocoll Germany and Innocoll Ireland (the “Merger Proposal”). Upon the effectiveness of the Merger, we terminated Innocoll Germany’s ADS facility and each cancelled ADS effectively became an entitlement to receive one ordinary share of Innocoll Ireland. Holders of Innocoll Germany ordinary shares received 13.25 ordinary shares of Innocoll Ireland in respect of each share held of Innocoll Germany. Simultaneous with this transaction, Innocoll Ireland listed its ordinary shares on the Nasdaq Global Market under the symbol “INNL”, which we previously used for Innocoll Germany’s ADSs. The Merger effectively resulted in Innocoll Ireland becoming the publicly-traded parent of the Innocoll group of companies carrying on the same business as that conducted by Innocoll Germany prior to the Merger.
As a result of the Merger, Innocoll Ireland became the successor issuer to Innocoll Germany pursuant to Rule 12g-3(a) under the Exchange Act. The ordinary shares of Innocoll Ireland are deemed registered under Section 12(b) of the Exchange Act.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus regarding our strategy, future operations, regulatory process, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.
The forward-looking statements in this prospectus include, among other things, statements about:
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our plans to develop and manufacture XaraColl, Cogenzia and our other product candidates;

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the results of clinical trials for XaraColl, Cogenzia and our other product candidates;

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the timing of, and our ability to obtain, regulatory approval of XaraColl, Cogenzia and our other product candidates;

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the timing of our anticipated launches of XaraColl, Cogenzia and our other product candidates;

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the rate and degree of market acceptance of XaraColl, Cogenzia and our other product candidates;

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the size and growth of the potential markets for XaraColl, Cogenzia and our other product candidates and our ability to serve those markets;

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our manufacturing and marketing capabilities;

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the timing of, and our ability to obtain, regulatory approvals for the expansion of our manufacturing facility;

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regulatory developments in the United States and foreign countries;

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our ability to obtain and maintain the scope, duration and protection of our intellectual property rights;

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statements concerning our corporate and tax domiciles and potential changes to them, including potential tax charges;

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the accuracy of our estimates regarding expenses and capital requirements; and

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the loss of key scientific or management personnel

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in this prospectus, particularly the factors described in the “Risk Factors” section of this prospectus, that could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that we may make.
You should read this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

ABOUT INNOCOLL
This summary highlights information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information appearing in this prospectus, including our consolidated financial statements and related notes, and the risk factors on page 10, before deciding whether to purchase our ordinary shares. Unless the context otherwise requires, the terms “we,” “us,” “our,” “Innocoll” and the “Company” refer to Innocoll Holdings plc, a public limited company formed under Irish law, together with its predecessor, Innocoll AG, a German stock corporation, and its direct and indirect subsidiaries Innocoll, Inc., a Virginia corporation, Innocoll Pharmaceuticals Ltd., an Irish private limited company, Innocoll Technologies Ltd., an Irish private limited company, and Syntacoll GmbH, a German limited liability company and a wholly-owned subsidiary of Innocoll Pharmaceuticals Ltd. On March 16, 2016, Innocoll AG merged with Innocoll Holdings plc by way of a European cross-border merger with Innocoll Holdings plc being the surviving company. All financial and other information as of December 31, 2015, including audited financial information, is the information of Innocoll AG, our predecessor. All audited financial statements of Innocoll AG were prepared in accordance with IFRS as issued by the IASB, audited in accordance with the standards of the Public Company Accounting Oversight Board and approved by the board of Innocoll AG prior to the merger. Beginning with the first quarter of 2016, Innocoll Holdings plc prepares its financial information in accordance with US GAAP.
Overview
We are a global, commercial stage specialty pharmaceutical and medical device company with late stage development programs targeting areas of significant unmet medical need. We utilize our proprietary collagen-based technology platform to develop our biodegradable and fully bioresorbable products and product candidates which can be broken down by the body without the need for surgical removal or applied topically. Using our proprietary processes at our manufacturing facility, we derive and purify bovine and equine collagen and then utilize our technology platform to incorporate the purified collagen into our topical and implantable products. These products combine proven therapeutics, including small molecules and biologics, with highly customized drug release profiles, localized drug delivery and superior handling properties. Innocoll will use code names to refer to its products in development and we expect to seek brand name approval for the names we currently use to refer to our products, which names may change in the future.
Our lead product candidates are XaraColl® for the treatment of post-operative pain and Cogenzia® for the treatment of diabetic foot infections, or DFIs. We initiated our Phase 3 efficacy trials for Cogenzia in both the United States and Europe in the second quarter of 2015. We also initiated our Phase 3 trials for XaraColl in the third quarter of 2015. We expect that data from those Phase 3 efficacy trials for XaraColl will be available in the first half of 2016 and for Cogenzia in the third quarter of 2016. CollaGUARD, which prevents post-surgical adhesions, has been approved in 12 countries in Asia, the Middle East and Latin America and we expect to commence the steps required for approval in the United States in the latter half of 2016. In 2015, we generated €2.6 million of sales from four marketed products: (i) CollaGUARD, which utilizes our CollaFilm® technology, a transparent, bioresorbable collagen film for the prevention of post-operative adhesions in multiple surgical applications, including digestive, colorectal, gynecological and urological surgeries; (ii) Collatamp® Gentamicin Surgical Implant, or CollatampG, which utilizes our CollaRx® matrix technology, indicated for the treatment or prevention of post-operative infection; (iii) Septocoll®, a bioresorbable, dual-action collagen matrix, indicated for the treatment or prevention of post-operative infection, which we manufacture and supply to Biomet Orthopedics Switzerland GmbH, or Biomet; and (iv) RegenePro, a bioresorbable collagen matrix for dental applications which we manufacture and supply to Biomet 3i. We utilize our proprietary collagen-based technology platform to develop our biodegradable and bioresorbable products and product candidates. We manufacture our products in our own commercial scale facility. We have strategic partnerships in place with large international healthcare companies, such as Takeda, EUSA Pharma and Biomet, which market certain of our approved products in their applicable territory within Asia, Australia, Canada, Europe, Latin America, the Middle East, and the United States.
Our corporate headquarters are located in Athlone, Ireland.

Summaries of Our Product Candidates
XaraColl
Our first lead product candidate, XaraColl, is an implantable, bioresorbable collagen matrix that we designed to provide sustained post-operative pain relief through controlled delivery of bupivacaine at the surgical site. The current standard of care for the treatment of post-operative pain relies heavily on the use of opioids supplemented by other classes of pain medications, the combination of which is known as multi-modal pain therapy. However, 75% of patients receiving standard treatments still report inadequate post-operative pain relief and many patients report adverse events from these medications. Opioid-related adverse events, such as nausea, constipation and respiratory depression, which are potentially severe, may require additional medications or treatments and prolong a patient’s hospital stay, thereby increasing overall treatment costs significantly. Additionally, opioids are highly addictive and induce drug resistance and tolerance. Given the negative side effects and costs associated with opioid use in particular, there is increasing focus from hospitals, payors and regulators on treatments that reduce opioid use in the treatment of post-operative pain.
XaraColl has been studied in one Phase 1 and four completed Phase 2 clinical trials enrolling approximately 184 patients, including 103 patients in two Phase 2 trials in hernia repair at doses of 100 mg and 200 mg of bupivacaine. Results from both trials demonstrated that XaraColl reduces both pain intensity and opioid consumption with the 200 mg dose resulting in an overall greater combined effect at 48 hours. XaraColl-treated patients in the 100 mg dose trial experienced significantly less pain through 24 hours (44% reduction; p = 0.001), 48 hours (37% reduction; p = 0.012) and 72 hours (34% reduction; p = 0.030). In our subsequent 200 mg dose trial, XaraColl demonstrated a statistically significant reduction in opioid consumption through 24 and 48 hours (44% reduction at 24 hours, p = 0.004, and 36% reduction at 48 hours, p = 0.042), and demonstrated a statistical trend in reduction in pain intensity through 24 hours (p = 0.080). After the revised guidance we received from the FDA in July 2015, we determined that we will rely upon a primary endpoint of summed pain intensity, or SPI, in our two Phase 3 trials. Based on the results of our pivotal pharmacokinetic study in which we tested both a 200 mg and a 300 mg dose compared to standard bupivacaine infiltration, we ran both Phase 3 trials in parallel, which focused only on the 300 mg dose. The FDA deemed our single-dose approach acceptable in our recent Type C meeting. Because bupivacaine is believed to work locally by blocking the generation and the conduction of nerve impulses and it is considered dose dependent, we believe a higher dose should increase the local analgesic effect. In September 2015, the first patient was dosed in both our MATRIX-1 (Multisite Assessment of PosToperative PainReduction with XaraColl) and MATRIX-2 Phase 3 studies for the treatment of postoperative pain following open hernia repair with mesh using XaraColl, Innocoll’s surgically implantable and bioresorbable bupivacaine-collagen matrix. Our MATRIX Phase 3 studies are two identical randomized, placebo-controlled, double-blinded studies to investigate the safety and efficacy of XaraColl, with pivotal data anticipated in the first half of 2016. We expect to submit an NDA for XaraColl in the second half of 2016. We intend to build commercial capabilities in the U.S. to effectively support our brands, including XaraColl, in the U.S. In Europe, assuming positive data from our MATRIX Phase 3 studies, we plan to work with the European Medicines Agency, or EMA, to finalize our regulatory pathway based on Scientific Advice received from the EMA in late October 2015. We will, however, continue to evaluate the benefits of select partnerships or co-promotion alternatives if we believe it is in the best interest of shareholders, and the success of our brands, now or into the future.
Cogenzia
Our second lead product candidate, Cogenzia, is a topically applied, bioresorbable collagen matrix for the treatment of DFIs. Cogenzia is designed to release a high dose of gentamicin directly at the site of DFIs. There is a significant unmet medical need for more effective treatments of DFIs. Patients suffering from DFIs face a high rate of treatment failure, leading to hospitalization, and potentially limb amputation, which has a five-year mortality rate as high as 80%. Of the approximately 27 million patients globally who suffered a diabetic foot ulcer in 2014, 58%, or approximately 15 million, developed a DFI. DFIs are currently treated with systemic antibiotic therapy. However, peripheral vascular disease, or PVD, a frequent comorbidity of diabetes, leads to reduced blood flow to the extremities thereby rendering systemic antibiotic therapy less effective in this patient population. Published data demonstrates that systemic antibiotics have a treatment failure rate of approximately 30%. Patients with a DFI face hospitalization risk that is more than 55 times higher and risk of amputation more than 150 times higher than diabetic patients with uninfected foot ulcers. The direct cost of an amputation associated with the diabetic foot is estimated to be between $30,000 and $60,000, plus between $43,000 and $60,000 in costs for follow-up care over the next three years. In addition, major amputation is associated with mortality rates as high as 40% within one year and 80% within five years. We believe Cogenzia, when used in combination with standard systemic antibiotic therapy, addresses this significant unmet need and will provide substantially higher infection cure rates than obtained from systemic therapy alone. Cogenzia acts by delivering a high dose of gentamicin directly to the wound site at a concentration that achieves broad eradication of both Gram positive and Gram negative bacteria, including methicillin-resistant Staphylococcus aureus, or MRSA, all of which may be present in DFIs. Delivering gentamicin topically avoids the toxicity side effects associated with systemic dosing and enables the drug to be used in higher concentrations, thus, maximizing its effectiveness across a broader range of bacteria.
Cogenzia has been studied in a multicenter, randomized, placebo-controlled Phase 2 trial involving 56 patients with moderately infected DFIs. Cogenzia, administered in conjunction with systemic antibiotic therapy, achieved a 100% clinical cure rate compared to 70% cure rate for patients who received systemic antibiotic therapy alone, which was a statistically significant difference (p=0.024). In addition, Cogenzia achieved baseline pathogen eradication of 100% of all microbes present at the wound site for all patients treated and a reduced time to pathogen eradication (both statistically significant: p= 0.038, and p ≤ 0.001, respectively) when compared to systemic therapy alone. This is a critically important outcome, because, if approved, these results provide practitioners with a comfort level that treatment with Cogenzia results in wounds that not only appear to be free of infection, but actually have achieved complete eradication of the pathogens. Treatment with systemic antibiotic therapy alone frequently results in wounds that appear to have achieved a clinical cure of infection, but still carry residual pathogens, often leading to rapid reinfection. Since a diabetic foot ulcer cannot heal in the presence of pathogens, treatment with Cogenzia has the potential to provide practitioners with a more effective wound healing platform. We have confirmed the regulatory path for Cogenzia with the FDA under an SPA, which we re-affirmed in the fourth quarter of 2014. Our protocols for these trials have also been accepted by the European Medicines Agency, or EMA, under the Scientific Advice procedure. We initiated both our COACT (COgenzia Adjuvant for Complete Therapy) trials in the second quarter of 2015 with pivotal data expected in the third quarter of 2016 if the data is sufficient. We expect to submit an NDA in the fourth quarter of 2016 and we will also seek approval from the EMA for Cogenzia at that time. In June 2015, Cogenzia received Qualified Infectious Disease Product, or QIDP, designation for the adjunctive treatment of moderate and severe diabetic foot infection from the FDA. This designation is a key provision of the Generating Antibiotic Incentives Now Act, or GAIN Act, approved by Congress in 2012 to increase the incentives for drug manufacturers to produce new antibiotics for serious and hard-to-treat bacterial and fungal infections. QIDP designation for a drug adds an additional five years of market exclusivity, which means that the company that brings the drug into commercial use is protected from generic competitors for that period. For Cogenzia, that should result in eight years of data exclusivity in the United States, which would include three years of exclusivity for new clinical investigations that were essential for approval. QIDP designation also provides potential access to priority review of marketing applications and eligibility for fast track and priority review designations by the FDA. We expect to pursue a priority review designation for Cogenzia. A priority review designation means that the FDA’s goal is to take action on an application within 6 months, compared to 10 months under standard review. However, QIDP Designation for Cogenzia does not guarantee priority review designation by the FDA.
We maintain full rights to Cogenzia in the United States and Europe and, upon obtaining marketing approval, intend to commercialize the product in the United States, and potentially in Europe, using our own specialized sales and marketing organization focused on high volume wound treatment centers, primary care physicians and podiatrists. Cogenzia has been approved in Argentina, Australia, Canada, Jordan, Mexico, Russia and Saudi Arabia. We plan to enter into partnerships to market and distribute Cogenzia in countries where we do not intend to establish our own sales force. We have filed five patent applications for Cogenzia in Australia, Canada, Europe, Japan and the United States, all of which are currently in the examination phase. If and when our patents are issued, we expect patent protection for Cogenzia in the United States and Europe to expire at the earliest in 2031.

CollaGUARD
CollaGUARD is our translucent, bioresorbable collagen film for the prevention of post-operative adhesions in multiple surgical applications, including digestive, colorectal, gynecological and urological surgeries. The global market for anti-adhesion products is difficult to accurately measure, but it was estimated at approximately $1.0 billion in 2014. We believe that CollaGUARD’s unique combination of features for optimal handling, ease-of-use, hemostatic properties and anti-adhesion performance sets it apart from its competitors. Unlike other competitive products, CollaGUARD can be used in both open and laparoscopic procedures. CollaGUARD is highly robust and can withstand suturing or stapling if required during a procedure and is fully biodegradable and is designed to be safely and completely resorbed over approximately three to five weeks post implantation. CollaGUARD is also translucent which allows for constant visibility of the surgical field. In addition, CollaGUARD is highly stable at room temperature and has up to a five-year shelf life.
CollaGUARD is regulated as a Class III device in the United States and we expect it will require a single pivotal clinical trial to support premarket approval, or PMA, by the FDA. In the first quarter of 2015, we initiated a second pilot efficacy study in patients undergoing gynecological laparoscopic adhesiolysis. However, we decided to terminate the second pilot efficacy study in favor of a planned pilot efficacy study in patients undergoing myomectomy via open laparotomy to be performed in the U.S. under an Investigational Device Exemption, or IDE. We anticipate that data from this pilot study will help us to finalize the design of the U.S. pivotal study protocol. In the fourth quarter of 2015 we completed a pilot clinical study for CollaGUARD, run in the Netherlands, in patients undergoing intrauterine adhesiolysis via operative hysteroscopy. A clinical study report for this study confirmed the ease of use and safety for CollaGUARD in this patient population. We held our pre-IDE submission meeting with the FDA in the first quarter of 2016, in which we agreed on a non-clinical development plan that will be completed and reported prior to our filing a full IDE package, which we expect to do in the third quarter of 2016, with the Pilot (Feasibility) Clinical Study to be initiated immediately after approval. CollaGUARD has been approved in 12 countries in Asia, Latin America and the Middle East and we have launched the product in certain of these territories through our established distribution partners, such as Takeda, which launched and distributed CollaGUARD in Russia in 2014 and received approval in the first quarter of 2015 for the product in Belarus, Ukraine and Kazakhstan.
The initial European CE certificate for CollaGUARD was valid from October 7, 2011 to July 26, 2015. In accordance with normal practice for device recertification, we compiled an updated Design Dossier and submitted this to our European Notified Body (TÜV SÜD, Munich, Germany) in December 2014. As part of our application for recertification, we included an updated literature-based Clinical Evaluation Report and a Post Market Clinical Follow-up (or PMCF) Plan, which rationalized the objectives of our ongoing clinical investigations in accordance with the current 2012 European Guideline for PMCF studies. However, prior to the expiration of the original certificate, the Notified Body requested that we revise our PMCF plan to additionally include a direct clinical comparison of CollaGUARD’s performance and safety compared to another CE-certified adhesion barrier. We do not believe that current European medical device regulations specifically require that our PMCF plan includes such a clinical comparison. In March 2016, we met with the Notified Body to seek clarification. At the meeting, TÜV SÜD agreed that current European medical device regulations do not specifically require that our PMCF plan includes such a clinical comparison, and agreed with our proposal for an updated PMCF based on the pilot clinical study in open myomectomy patients, as was agreed with FDA at the pre-IDE meeting. Provided TÜV SÜD determines that the clinical data from the U.S. pilot study are supportive, then recertification would be possible at that time based on an updated Technical Dossier and Clinical Evaluation. Until a new CE-certificate has been issued, we will not supply CollaGUARD to our marketing partners for sale in Europe or other affected territories.
We submitted a family of patent applications aimed at protecting CollaGUARD on an international basis, including Australia, Canada, Eurasia, Europe, Japan, Mexico, and the United States, which are currently in the examination phase. If issued, these patents are expected to expire at the earliest in 2033 in the United States.

Our Collagen Based Technology Platform
All of our products and product candidates are based on our proprietary collagen technology platform, which includes CollaRx, a lyophilized matrix which is the basis of our XaraColl and Cogenzia products and CollaFilm, a film cast membrane which is the basis of CollaGUARD. We utilize highly purified biocompatible, biodegradable and fully bioresorbable type-1 bovine and equine collagen. Type 1 collagen is the primary fibril-forming collagen in bone, dermis tendons and ligaments and is the most abundant protein in the human body. Our collagen plays an integral role in the repair and replacement of both soft and hard tissue by providing an extracellular scaffold, stimulating certain growth factors and promoting tissue healing. We perform the extraction and purification of collagen from either bovine or equine Achilles tendons using a proprietary process at our manufacturing facility. The purified collagen is then incorporated into our technology platform, to create topical and implantable products that combine proven therapeutics with improved localized drug delivery and superior handling properties. Our proprietary processes and technologies also enable us to finely control the texture, consistency, drug elution dynamics, resorption time and other physical characteristics of the finished product. These characteristics provide meaningful differentiation of our products leading to superior performance and an overall improved user experience, because they:
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can be applied to a topical wound, surgically implanted, or injected into a subcutaneous tissue defect or joint;

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are fully biocompatible, bioresorbable and biodegradable;

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are suitable for a wide range of active ingredients (hydrophilic, lipophilic and macromolecules), including combinations thereof;

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allow for versatile drug loading capability from micrograms to grams of single or multiple active ingredients;

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provide for a rate of drug release that can be controlled by formulation and process variations;

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utilize ready-to-use formats for ease of administration - no need for any mixing in the operating theatre; and

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allow certain of our surgical products to be implanted using laparoscopy and are easily manipulated according to the site of application.

Our technologies have been fully scaled up and in some cases commercialized and our manufacturing processes are well controlled and cost efficient.
Our Strategy
Our goal is to be a leading, fully integrated, specialty pharmaceutical company focused on the development, commercialization and manufacture of pharmaceutical and medical products based on our proprietary collagen-based technology platform. The key elements of our strategy are to:
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Develop XaraColl for treatment of post-operative pain.   Based on the topline data received from our pivotal pharmacokinetic study in which we tested both a 200 mg and a 300 mg dose versus standard bupivacaine infiltration, we conducted both our Phase 3 efficacy studies with a 300 mg dose of XaraColl. The FDA agreed with our single-dose approach. We initiated our two Phase 3 efficacy studies in the third quarter of 2015. We anticipate pivotal data from these trials in the first half of 2016.

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Develop Cogenzia for the treatment of DFIs.   We initiated our COACT Phase 3 trials in patients with moderate to severe DFIs in both the United States and Europe in the second quarter of 2015, as agreed to with the FDA under an SPA, the design of which has also been accepted by the EMA, with pivotal data from both trials expected in the third quarter of 2016.

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Develop CollaGUARD for prevention of post-surgical adhesions.   CollaGUARD, already approved in other parts of the world, is regulated by the FDA as a Class III device. In the fourth quarter of 2015 we completed a pilot clinical study for CollaGUARD, run in the Netherlands, in patients undergoing intrauterine adhesiolysis via operative hysteroscopy. A clinical study report for this study confirmed the ease of use and safety for CollaGUARD in this patient population. We held our pre-IDE submission meeting with the FDA in the first quarter of 2016, in which we agreed on a non-clinical development plan that will be completed and reported prior to our filing a full IDE package, which we expect to do in the third quarter of 2016, with the Pilot (Feasibility) Clinical Study to be initiated immediately after approval. We expect that PMA approval, if obtained, will enable promotion of CollaGUARD for surgical application in the United States.
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Enter into and leverage strategic partnerships for the development and commercialization of our products and product candidates.   We intend to build commercial capabilities in the U.S. to effectively support our brands in the U.S. We will, however, continue to evaluate the benefits of select partnerships or co-promotion alternatives if we believe it is in the best interest of shareholders, and the success of our brands, now or into the future. We have entered, and intend to enter, into additional strategic partnerships for the development and commercialization of XaraColl and Cogenzia outside of the United States. As with certain of our other marketed products, through our network of strategic partnerships, CollaGUARD is available in several countries around the world. We believe that selectively partnering with healthcare companies who are well positioned to commercialize our products in specific markets will allow us to optimize our ability to obtain a greater return from our portfolio of products and product candidates.

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Establish our own sales and marketing capabilities to commercialize Cogenzia, XaraColl and CollaGUARD in the United States and potentially in Europe.   Upon approval of our portfolio in the United States, we intend to establish our own specialized sales and marketing organization, focused on the commercialization of our products. Once established, our specialized sales force would also market each product for all indications that such product is approved for in the U.S.

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Manufacture all of our products and product candidates, including, XaraColl, Cogenzia and CollaGUARD.   We plan to manufacture exclusively all clinical and commercial global supply of our products and product candidates in our facility in Saal, Germany. This facility is currently approved for the manufacture of all of our approved products in Europe, Canada, Australia, the Middle East and elsewhere outside of the United States. We believe we currently have adequate production capability to support our current production needs and clinical trials for XaraColl and Cogenzia. We also expect the expansion of our production facility by the second half of 2016 to increase capacity significantly in line with our commercial needs. We believe our ability to manufacture our products ourselves allows us to control more effectively the quality and cost of manufacturing, which in turn will enable us to achieve higher operating margins, providing us and our partners with a marketing advantage.

RISK FACTORS
Investing in our ordinary shares involves a high degree of risk. Before investing in any ordinary shares that may be offered by this prospectus, you should carefully consider the risk factors and uncertainties set forth under the heading “Item 3.D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2015, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Exchange Act and, if applicable, in any accompanying prospectus supplement subsequently filed relating to a specific offering or sale. These risks and uncertainties could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

MARKET PRICE FOR OUR ORDINARY SHARES
Historically, Innocoll AG’s ADSs represented 1/13.25 of one ordinary share of Innocoll AG. Innocoll AG’s ADSs were listed on the NASDAQ Global Market from July 25, 2014 to March 15, 2016. Upon the effectiveness of the Merger, we terminated Innocoll AG’s ADS facility, each cancelled ADS was effectively exchanged for one ordinary share of Innocoll Holdings plc and holders of Innocoll AG ordinary shares received 13.25 ordinary shares of Innocoll Holdings plc in exchange for each share held of Innocoll AG.
Our ordinary shares are listed on the NASDAQ Global Market under the symbol “INNL”, which we previously used for Innocoll AG’s ADS. Our ordinary shares, par value $0.01 per share, have been listed on the NASDAQ Global Market since March 16, 2016.
The following table sets forth for the periods indicated the reported high and low sale prices of Innocoll AG’s ADSs through March 15, 2016, and Innocoll Holdings plc’s ordinary shares from March 16, 2016 and thereafter, each on the NASDAQ Global Market.
Year Ended December 31,	High	Low
2014 (from July 25, 2014)	$9.51	$4.45
2015	$16.46	$6.00

Quarter Ended
September 30, 2014 (from July 25, 2014)	$9.51	$6.15
December 31, 2014	$8.91	$4.45
March 31, 2015	$8.98	$6.00
June 30, 2015	$16.46	$6.98
September 30, 2015	$15.19	$10.98
December 31, 2015	$13.72	$6.30
March 31, 2016	$9.35	$7.07

Month Ended
November 2015	$12.68	$6.70
December 2015	$9.25	$6.30
January 2016	$9.35	$7.07
February 2016	$9.00	$7.99
March 2016	$8.99	$7.30
April 2016	$10.00	$7.23
May 2016 (through May 13, 2016)	$8.00	$6.50
During the first quarter of 2016 (through March 15, 2016) the reported high and low sale prices of Innocoll AG’s ADSs on the NASDAQ Global Market was $9.35 and $7.07, respectively. During the first quarter of 2016 (from March 16, 2016) the reported high and low sale prices of Innocoll Holdings plc’s ordinary shares on the NASDAQ Global Market was $8.99 and $7.53, respectively. On May 13, 2016, the last reported sale price of our ordinary shares on the NASDAQ Global Market was $7.50 per ordinary share.

USE OF PROCEEDS
We will retain broad discretion over the use of the net proceeds from the sale of ordinary shares offered hereby by us. Unless otherwise indicated in a prospectus supplement, we currently anticipate that the net proceeds from our sale of ordinary shares will be used for general corporate purposes and other business opportunities. We will not receive any proceeds from the sale of any ordinary shares offered by the selling shareholders. However, we will receive the proceeds from any cash exercise of the options, which, if all exercised for cash, would result in gross proceeds to us of approximately $19.3 million. To the extent we receive cash upon exercise of these options, we expect to use that cash for working capital and general corporate purposes. We expect that the selling shareholders will sell their ordinary shares as described under “Plan of Distribution.” We are registering the ordinary shares for disposition by the selling shareholders pursuant to a commitment with them. We will incur all costs associated with the preparation and filing of the registration statement of which this prospectus is a part, including any prospectus supplements. Brokerage fees, commissions and similar expenses, if any, attributable to the sale of ordinary shares offered hereby will be borne by the applicable selling shareholders.

DIVIDEND POLICY
Neither we nor our legal predecessors, Innocoll AG or Innocoll GmbH, have ever declared or paid any cash dividends on our ordinary shares, and we have no present intention of declaring or paying any dividends in the foreseeable future. In addition, for so long as our loan obligations under the financing contract with EIB are outstanding, our ability to pay dividends is limited to certain circumstances. Any recommendation by our board to pay dividends, subject to compliance with applicable law and any contractual provisions that restrict or limit our ability to pay dividends, including under agreements for indebtedness that we may incur, will depend on many factors, including our financial condition, results of operations, legal requirements, capital requirements, business prospects and other factors that our board deems relevant.
Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves, broadly, means the accumulated realized profits of a company less accumulated realized losses of the company on a standalone basis. In addition, no distribution or dividend may be made unless our net assets are equal to, or in excess of, the aggregate of our called up share capital plus undistributable reserves, and the distribution does not reduce our net assets below such aggregate. Undistributable reserves include our undenominated capital and the amount by which our accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed our accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.
The determination as to whether or not we have sufficient distributable reserves to fund a dividend must be made by reference to our “relevant entity financial statements” being either the last set of unconsolidated annual audited financial statements or unaudited financial statements prepared in accordance with the Irish Companies Act, which give a “true and fair view” of our unconsolidated financial position and accord with accepted accounting practice. The relevant financial statements must be filed in the Companies Registration Office (the official public registry for companies in Ireland).
The mechanism as to who declares a dividend and when a dividend shall become payable is governed by our constitution. Our constitution authorizes the directors to declare such dividends as appear justified from our profits in accordance with applicable law without the approval of the shareholders at a general meeting. The board of directors may also recommend a dividend to be approved and declared by the shareholders at a general meeting. Although the shareholders may direct that the payment be made by distribution of assets, shares or cash, no dividend issued may exceed the amount recommended by the directors. The dividends can be declared and paid in the form of cash or non-cash assets.
Our directors may deduct from any dividend payable to any member all sums of money (if any) payable by him or her to Innocoll in relation to our shares.
All of the shares offered by this prospectus will have the same dividend rights as all of our other outstanding shares. See “Description of Share Capital,” which explains in more detail the procedures we must follow and the Irish law provisions that determine whether we are entitled to declare a dividend.
As we are an Irish tax resident company, Irish dividend withholding tax, or DWT, currently at a rate of 20%, will arise in respect of dividends or other distributions to our shareholders unless an exemption applies. Where DWT does arise, we are responsible for deducting DWT at source and accounting for the relevant amount to the Irish Revenue Commissioners.

CAPITALIZATION AND INDEBTEDNESS
Our capitalization and indebtedness will be set forth in a prospectus supplement to this prospectus or in a report on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference.

SELLING SHAREHOLDERS
This prospectus also relates to the possible resale from time to time by Cam Investment Cayman Holdings L.P., Morgan Stanley & Co. LLC, Michinoko Limited, Investment Partners, L.P., Big Creek, L.P , Anthony H. Wild, Ph.D., Michael Myers, Ph.D., Gordon Dunn, Anthony P. Zook, Rolf D. Schmidt, Jonathan Symonds, CBE, A. James Culverwell, Shumeet Banerji, Ph.D., David R. Brennan, Friedrich W. Schmidt, Value Recovery Fund LLC, Langer VC Holdings LLLP, Denise Carter, Alexandra Dietrich, Turlough O’Connor, James Croke, Paul Oxholm, and Unicredit Bank AG, whom we refer to collectively in this prospectus as the “selling shareholders,” of an aggregate of 12,083,761 ordinary shares, which consists of: (i) 9,474,682 ordinary shares and (ii) 2,609,079 ordinary shares issuable upon the exercise of options held by the selling shareholders, each of which were issued and outstanding prior to the original date of filing of the registration statement of which this prospectus forms a part.
All of the shares, and options to acquire shares, were issued to the selling shareholders (or their transferees) either: (i) in connection with convertible debt and equity financings and warrants of our predecessor, Innocoll Holdings, Inc., which was subsequently re-domiciled from the United States to Germany, pursuant to a contribution in kind and share for share exchange into the newly formed Innocoll GmbH, a German limited liability company, pursuant to which the holders of ordinary shares, preferred shares and warrants to purchase ordinary shares of Innocoll Holdings contributed their shares and warrants by way of a contribution in kind to Innocoll GmbH in exchange for ordinary shares, preferred shares and options to purchase ordinary shares of Innocoll GmbH, (ii) equity financings of Innocoll GmbH which was subsequently recapitalized such that all preferred shares in Innocoll GmbH became ordinary shares of Innocoll GmbH immediately prior to the transformation of Innocoll GmbH into a German stock corporation (Aktiengesellschaft or AG), pursuant to which all shares of Innocoll GmbH became ordinary shares of our predecessor, Innocoll AG, (iii) pursuant to shares of our predecessor, Innocoll AG, issued to holders as a result of certain anti-dilution protection triggered by our IPO, or (iv) in connection with certain awards made pursuant to certain Phantom Share Award Agreements which Innocoll AG opted to fulfill in ordinary shares. The different types of shares and options to acquire shares held by the selling shareholders were issued pursuant to exemptions from the registration requirements of the Securities Act prior to the date of the registration statement of which this prospectus forms a part.
Upon completion of the Merger, holders of Innocoll Germany ordinary shares received, as consideration, 13.25 ordinary shares of Innocoll in exchange for each share of Innocoll Germany they held immediately prior to the Merger. Since Irish law does not recognize fractional shares held of record, Innocoll did not issue any fractions of Innocoll ordinary shares to Innocoll Germany shareholders in the transaction. Instead, all entitlements to fractional Innocoll ordinary shares were aggregated and will be sold by the exchange agent, with any sale proceeds being distributed in cash pro rata to the Innocoll Germany shareholders whose fractional entitlements have been sold.
Upon completion of the Merger ADSs of Innocoll Germany were cancelled and each ADS so cancelled effectively became exchangeable for one ordinary share of Innocoll.
In addition, on completion of the Merger, we assumed options to acquire a number of ordinary shares (rounded down to the nearest whole share) equal to the product obtained by multiplying (x) the number of Innocoll Germany ordinary shares subject to the option or award by (y) 13.25, at an exercise price (rounded up to the nearest whole cent) per Innocoll Ireland ordinary share equal to the quotient obtained by dividing (i) the exercise price per Innocoll Germany ordinary share by (ii) 13.25. The board of directors of Innocoll will have the authority to issue the required amount of Innocoll Ireland ordinary shares upon exercise of the options described above in its authorized but unissued share capital.
If any selling shareholder offers ordinary shares in any future offering, an applicable prospectus supplement will set forth the name of each such selling shareholder, the nature of any position, office or other material relationship which the selling shareholder has had with the Company or any of its predecessors or affiliates during the three years prior to the date of the applicable prospectus supplement, the number of our ordinary shares owned by the selling shareholder before and after the offering and the number of our ordinary shares to be offered by the selling shareholder. In the alternative, we will file a single prospectus supplement that may be relied upon to cover sales by the selling shareholders from time to time.

We will pay the fees and the expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, fees and expenses of our counsel and accountants and fees and expenses of selling shareholders’ counsel. The selling shareholders will pay any underwriting or broker discounts and commissions incurred by the selling shareholders in selling their ordinary shares.
The selling shareholders may not sell any ordinary shares pursuant to this prospectus until we have identified such selling shareholder and the ordinary shares which may be offered for resale by such selling shareholder in a subsequent prospectus supplement. However, the selling shareholders may sell or transfer all or a portion of their ordinary shares pursuant to any available exemption from the registration requirements of the Securities Act of 1933.

PLAN OF DISTRIBUTION
We, or the selling shareholders, as applicable, may sell the ordinary shares in one or more of the following ways (or in any combination) from time to time:
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through underwriters or dealers;

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directly to a limited number of purchasers or to a single purchaser; through agents;

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in open market transactions through brokers; or

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through any other method permitted by applicable law and described in the applicable prospectus supplement.

The prospectus supplement will state the terms of the offering of the securities, including:
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the name or names of any underwriters, dealers or agents;

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the purchase price of such securities and the proceeds to be received by us, if any;

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any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

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any public offering price;

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any discounts or concessions allowed or reallowed or paid to dealers; and

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any securities exchanges on which the securities may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:
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negotiated transactions;

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at a fixed public offering price or prices, which may be changed;

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at market prices prevailing at the time of sale;

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at prices related to prevailing market prices; or

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at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.
The securities may be sold through agents from time to time. The prospectus supplement may name any agent involved in the offer or sale of the securities and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. If a selling shareholder is selling in a normal brokerage transaction in the open market, the prospectus supplement may not name such broker.
We, or the selling shareholders, as applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions paid for solicitation of these contracts.
Underwriters and agents may be entitled under agreements entered into with us to indemnification by us and/or the selling shareholders, if applicable, against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make.

The prospectus supplement may also set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.
Underwriters and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.
Any underwriters to whom ordinary shares are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

DESCRIPTION OF SHARE CAPITAL
The following information is a summary of the material terms of Innocoll Holdings plc ordinary shares, nominal (i.e. par) value $0.01 per share, as specified in Innocoll’s constitution.
Pursuant to the Merger, holders of Innocoll Germany ordinary shares received, as consideration, 13.25 ordinary shares of Innocoll Ireland in exchange for each share of Innocoll Germany they hold immediately prior to the Merger. Since Irish law does not recognize fractional shares held of record, Innocoll Ireland did not issue any fractions of Innocoll Ireland ordinary shares to Innocoll Germany shareholders in the transaction. Instead, all entitlements to fractional Innocoll Ireland ordinary shares were aggregated and sold by the exchange agent, with any sale proceeds being distributed in cash pro rata to the Innocoll Germany shareholders whose fractional entitlements had been sold.
This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the constitution of Innocoll Ireland, to which reference is hereby made for a full description of such provisions. Our constitution and Registration Statement on Form F-4 describe the rights attached to our ordinary shares more fully. These documents are filed as exhibits to the registration statement of which this prospectus forms a part or are incorporated by reference. See the section entitled “Incorporation by Reference” on page 26.
Capital Structure
Issued Share Capital
Immediately prior to the Merger, the issued share capital of Innocoll was €25,000, comprised of 25,000 euro ordinary shares with a par value of  €1.00 per share. The euro ordinary shares converted into euro deferred shares with a par value of  €1.00 per share on the effective date of the Merger. Based on the number of shares of Innocoll Germany outstanding immediately prior to the Merger, we issued 24,346,782 ordinary shares with a par value of  $0.01 per share to the former shareholders of Innocoll Germany on the completion of the Merger.
As of May 13, 2016, 24,346,782 of our ordinary shares were issued and outstanding.
Authorized Share Capital
Immediately prior to the Merger, the authorized share capital of Innocoll Ireland was $10,250,000 and €200,000, divided into 1,000,000,000 ordinary shares with a par value of  $0.01 per share, 100,000 euro ordinary shares with a par value of  €1.00 per share, 100,000 euro deferred shares with a par value of  €1.00 per share and 25,000,000 deferred shares with a par value of  $0.01 per share. The issued share capital consisted solely of 25,000 euro ordinary shares with a par value of  €1.00 per share in order to satisfy minimum capital requirements for Irish public limited companies.
On the effective date of the Merger, the euro ordinary shares converted into euro deferred shares and the authorized share capital was reduced by €100,000 through the cancellation of 100,000 euro ordinary shares from the authorized share capital. The deferred shares with a par value of  $0.01 per share were created to accommodate the conversion of ordinary shares of Innocoll Ireland held by shareholders that exercise withdrawal rights into deferred shares with a par value of  $0.01 per share, on a one for one basis, upon the receipt of cash compensation. The deferred shares carry no voting rights or income rights and have only nominal rights on a return of capital. Since the Merger, relevant shareholders have exercised withdrawal rights over 1,761 ordinary shares, which have been converted into euro deferred shares, transferred to the Company and cancelled in accordance with the terms of the Merger and the constitution of the Company.
Our board of directors may issue shares up to the amount of our authorized but unissued share capital contained in our constitution. We issued 24,346,782 ordinary shares with a par value of  $0.01 per share to the former shareholders of Innocoll Germany on the completion of the Merger. As a result, we are currently able to issue further ordinary shares with a total par value of  $9,756,532, comprised of 975,653,218 ordinary shares with a par value of  $0.01 per share.

In connection with the Merger, we also assumed Innocoll Germany’s existing obligations to deliver shares under options issued to investors under the 2014 Investor Option Agreement and options issued to management and employees under our equity incentive plans. Based on the number of outstanding options as of the date of this prospectus, Innocoll would be expected to issue an additional 3,884,635 Innocoll ordinary shares with a par value of  $0.01 per share if all such options are exercised.
As a matter of Irish company law, the directors of a company may issue new shares without shareholder approval once authorized to do so by the constitution of the company or by an ordinary resolution adopted by the shareholders at a general meeting. An ordinary resolution requires over 50% of the votes of a company’s shareholders cast at a general meeting. The authority conferred can be granted for a maximum period of five years, at which point it will lapse unless renewed by the shareholders of the company by an ordinary resolution. Accordingly, the constitution of Innocoll authorizes the board of directors of Innocoll to issue new shares without shareholder approval for a period of five years from the date of adoption of Innocoll’s constitution.
Notwithstanding this authority, under the Irish Takeover Rules the board of directors would not be permitted to issue any Innocoll ordinary shares during a period when an offer has been made for Innocoll or is believed to be imminent unless the issue is (i) approved by shareholders at a general meeting; (ii) consented to by the Irish Takeover Panel on the basis it would not constitute action frustrating the offer; (iii) consented to by the Irish Takeover Panel and approved by the holders of more than 50% of the voting rights in Innocoll; (iv) consented to by the Irish Takeover Panel in circumstances where a contract for the issue of the shares had been entered into prior to that period; or (v) consented to by the Irish Takeover Panel in circumstances where the issue of the shares was decided by the directors of Innocoll Ireland prior to that period and either action has been taken to implement the issuance (whether in part or in full) prior to such period or the issuance was otherwise in the ordinary course of business.
The authorized but unissued share capital may be increased or reduced by way of an ordinary resolution of Innocoll’s shareholders. The shares comprising the authorized share capital of Innocoll may be divided into shares of such par value as the resolution shall prescribe. The rights and restrictions to which the ordinary shares with a par value of  $0.01 per share will be subject will be prescribed in Innocoll’s constitution.
Irish law does not recognize fractional shares held of record; accordingly, Innocoll’s constitution does not provide for the issuance of fractional shares of Innocoll, and the official Irish register of Innocoll does not reflect any fractional shares.
Dividends
Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves, broadly, means the accumulated realized profits of a company less accumulated realized losses of the company on a standalone basis. In addition, no distribution or dividend may be made unless the net assets of Innocoll are equal to, or in excess of, the aggregate of Innocoll’s called up share capital plus undistributable reserves and the distribution does not reduce Innocoll’s net assets below such aggregate. Undistributable reserves include Innocoll’s undenominated capital and the amount by which Innocoll’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed Innocoll’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.
The determination as to whether or not Innocoll has sufficient distributable reserves to fund a dividend must be made by reference to “relevant entity financial statements” of Innocoll being either the last set of unconsolidated annual audited financial statements or unaudited financial statements prepared in accordance with the Irish Companies Act, which give a “true and fair view” of Innocoll’s unconsolidated financial position and accord with accepted accounting practice. The relevant financial statements must be filed in the Companies Registration Office (the official public registry for companies in Ireland).
The mechanism as to who declares a dividend and when a dividend shall become payable is governed by the constitution of Innocoll. Innocoll’s constitution authorizes the directors to declare such dividends as appear justified from the profits of Innocoll without the approval of the shareholders at a general meeting. The board of directors may also recommend a dividend to be approved and declared by the shareholders at a general meeting.

Although the shareholders may direct that the payment be made by distribution of assets, shares or cash, no dividend issued may exceed the amount recommended by the directors. The dividends can be declared and paid in the form of cash or non-cash assets.
The directors of Innocoll may deduct from any dividend payable to any member all sums of money (if any) payable by him to Innocoll in relation to the shares of Innocoll.
Preemptive Rights and Advance Subscription Rights
Certain statutory pre-emption rights apply automatically in favor of Innocoll’s shareholders where Innocoll ordinary shares are to be issued for cash. The statutory pre-emption rights can be disapplied in the constitution of a company or by a special resolution passed by the shareholders of the company at a general meeting. A special resolution requires not less than 75% of the votes of Innocoll’s shareholders cast at a general meeting. Innocoll has opted out of these pre-emption rights in its constitution as permitted under Irish company law for the maximum five year period. Because Irish law requires that this opt-out will lapse unless renewed every five years by a special resolution of the shareholders, Innocoll’s constitution provides that this opt-out will lapse at the end of this period. If the opt-out is not renewed, shares issued for cash must be offered to pre-existing shareholders of Innocoll pro rata to their existing shareholding before the shares can be issued to any new shareholders. The statutory pre-emption rights do not apply where shares are issued for non-cash consideration or in respect of certain employee share plans or generally as bonus shares.
Issuance of Warrants and Options
The constitution of Innocoll provides that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which Innocoll is subject, the board is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the board deems advisable, options to purchase such number of shares of any class or classes or of any series of any class as the board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The directors may issue share warrants or options without shareholder approval once authorized to do so by the constitution or an ordinary resolution of shareholders. The authority conferred can be for a maximum period of five years, at which point it will lapse unless renewed by the shareholders of the company by ordinary resolution. Because of this requirement of Irish law, the constitution of Innocoll authorizes the board of directors to issue warrants or options without shareholder approval for a period of five years from the date of adoption of Innocoll’s constitution. The board may issue shares upon exercise of warrants or options without shareholder approval or authorization provided that the original warrants or options were issued when valid authorization was in place.
As a result of the Merger, Innocoll assumed, and became the plan sponsor of, each employee benefit and compensation plan, arrangement and agreement that was previously sponsored, maintained or contributed to by Innocoll Germany (including each equity and incentive plan and any outstanding award outstanding thereunder on the date of the Merger).
Upon consummation of the Merger, each outstanding option to acquire shares of Innocoll Germany (including the options issued pursuant to the 2014 Investor Option Agreement) and each equity-based award issued by Innocoll Germany that was outstanding immediately prior thereto, was converted, as applicable, into an option to acquire or an award covering a number of ordinary shares of Innocoll (rounded down to the nearest whole share) equal to the product obtained by multiplying (x) the number of Innocoll Germany ordinary shares subject to the option or award by (y) 13.25, at an exercise price (rounded up to the nearest whole cent) per Innocoll ordinary share equal to the quotient obtained by dividing (i) the exercise price per Innocoll Germany ordinary share by (ii) 13.25. In case upon exercise of such converted options or awards Innocoll would be required to issue fractional shares, Innocoll is entitled to make a cash payment in the amount of the value of the fractional options, which amount shall be equivalent to the corresponding fraction of Innocoll’s closing price of the Innocoll’s shares on NASDAQ Global Market on the day the option or award was exercised. Upon consummation of the Merger, each outstanding option to acquire Innocoll Germany ADSs was converted into an option to acquire one ordinary share of Innocoll at the same exercise price applicable to the converted option to acquire Innocoll Germany ADSs. Each

Innocoll option or award as so assumed and converted continues to have, and will otherwise be subject to, the same terms and conditions as applied to the applicable Innocoll Germany option or award immediately prior to the effective time of the scheme. All compensatory options granted by Innocoll Germany to its employees and board members prior to the Merger are being amended to provide that such options will now be exercisable for ordinary shares of Innocoll Ireland, rather than Innocoll Germany, at exercise prices that reflect the exchange ratio utilized in the Merger. In addition, to the extent applicable, such option agreements are being revised to eliminate waiting periods and other terms that were included as a result of German law requirements, which requirements are no longer applicable to Innocoll.
Share Repurchases and Redemptions
Overview
Innocoll’s constitution provides that any ordinary share which Innocoll has acquired or agreed to acquire shall be deemed to be a redeemable share. Accordingly, for Irish company law purposes, the repurchase of ordinary shares by Innocoll will technically be effected as a redemption of those shares as described below under “—Share Repurchases and Redemptions—Repurchases and Redemptions by Innocoll.” If the constitution of Innocoll did not deem such shares to be redeemable shares, repurchases by Innocoll would be subject to additional requirements imposed by Irish law described below under “—Share Repurchases and Redemptions—Purchases by Innocoll and its Subsidiaries,” including the shareholder approval requirements described below and the requirement that any on-market purchases be effected on a “recognized stock exchange.” Except where otherwise noted, when we refer elsewhere in this prospectus to repurchasing or buying back ordinary shares of Innocoll, we are referring to the redemption of ordinary shares by Innocoll pursuant to the constitution of Innocoll or the purchase of ordinary shares of Innocoll by a subsidiary of Innocoll, in each case in accordance with the Innocoll constitution and Irish company law as described below.
Repurchases and Redemptions by Innocoll
Under Irish law, a company can issue redeemable shares and redeem them out of distributable reserves (which are described above under “—Dividends”) or the proceeds of a new issue of shares for that purpose. All redeemable shares must also be fully paid and the terms of redemption of the shares must provide for payment on redemption. Redeemable shares may, upon redemption, be cancelled or held in treasury. Shareholder approval will not be required to redeem Innocoll ordinary shares pursuant to the Innocoll constitution.
Repurchased and redeemed shares may be cancelled or held as treasury shares. The par value of treasury shares held by Innocoll at any time must not exceed 10% of the par value of the issued share capital of Innocoll. While Innocoll holds shares as treasury shares, it cannot exercise any voting rights in respect of those shares. Treasury shares may be cancelled by Innocoll or re-issued subject to certain conditions.
Purchases by Innocoll and its Subsidiaries
Under Irish law, it may be permissible for an Irish or non-Irish subsidiary to purchase shares of Innocoll either on-market or off-market subject to having the necessary distributable reserves. A general authority of the shareholders of Innocoll is required to allow a subsidiary of Innocoll to make on-market purchases of Innocoll ordinary shares; however, as long as this general authority has been granted, no specific shareholder authority for a particular on-market purchase by a subsidiary of Innocoll ordinary shares is required. Such an authority was adopted by Innocoll’s shareholder prior to the Merger. In order for a subsidiary of Innocoll to make an on-market purchase of Innocoll’s shares, such shares must be purchased on a “recognized stock exchange.” NASDAQ is a recognized stock exchange for this purpose. For an off-market purchase by a subsidiary of Innocoll, the proposed purchase contract must be authorized by special resolution of the shareholders of Innocoll before the contract is entered into. The special resolution will not be effective if the person whose shares are to be bought back voted in favor of the special resolution and it would not have been passed had such votes not been cast in favor of the resolution. For at least 21 days prior to the special resolution, the purchase contract must be on display or must be available for inspection by shareholders at the registered office of Innocoll from the date of the notice convening the relevant shareholder meeting at which the resolution is to be voted on and the date of that shareholder meeting.
The number of shares held by the subsidiaries of Innocoll at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the par value of the issued share capital of Innocoll. While a subsidiary holds shares of Innocoll, it cannot exercise any voting rights in respect of those shares. The acquisition of the shares of Innocoll by a subsidiary must be funded out of distributable reserves of the subsidiary.
Bonus Shares
Under Innocoll’s constitution, the board may resolve to capitalize any amount for the time being credited to any of Innocoll’s reserves (including any capital redemption reserve fund or share premium account) or fund available for issuance and distribution to shareholders as fully paid up bonus shares on the same basis of entitlement as would apply in respect of a dividend distribution.
Consolidation and Division; Subdivision
Under its constitution, Innocoll may by ordinary resolution consolidate and divide all or any of its share capital into shares of larger par value than its existing shares or subdivide its shares into smaller amounts than is fixed by its constitution.
Reduction of Share Capital
The Innocoll constitution provides that Innocoll may, by ordinary resolution, reduce its authorized share capital in any way permitted by the Irish Companies Act. Innocoll also may, by special resolution and subject to confirmation by the Irish High Court, reduce or cancel its issued share capital (which includes undenominated capital) in any way permitted by Irish Companies Act.
Changes in Our Share Capital during the Last Three Fiscal Years
Innocoll Ireland
Innocoll Ireland was incorporated as an Irish private limited company on May 28, 2014 with authorised share capital of  €100,000 and issued share capital of 100 euro ordinary shares with a par value of  €1.00 per share. On 24 November 2015 Innocoll issued a further 24,900 euro ordinary shares in order to satisfy Irish minimum capital requirements for re-registration as an Irish public limited company. On 1 December 2015 Innocoll re-registered as an Irish public limited company.
Immediately prior to the Merger, the authorized share capital of Innocoll Ireland was $10,250,000 and €200,000, divided into 1,000,000,000 ordinary shares with a par value of  $0.01 per share, 100,000 euro ordinary shares with a par value of  €1.00 per share, 100,000 euro deferred shares with a par value of  €1.00 per share and 25,000,000 deferred shares with a par value of  $0.01 per share. The issued share capital included 25,000 euro ordinary shares with a par value of  €1.00 per share in order to satisfy minimum capital requirements for Irish public limited companies.
On the effective date of the Merger, the euro ordinary shares converted into euro deferred shares and the authorized share capital was reduced by €100,000 through the cancellation of 100,000 euro ordinary shares from the authorized share capital. The deferred shares with a par value of  $0.01 per share were created to accommodate the conversion of ordinary shares of Innocoll Ireland held by shareholders that exercise withdrawal rights into deferred shares with a par value of  $0.01 per share, on a one for one basis, upon the receipt of cash compensation. The deferred shares carry no voting rights or income rights and have only nominal rights on a return of capital. Since the Merger, relevant shareholders have exercised withdrawal rights over 1,761 ordinary shares, which have been converted into euro deferred shares, transferred to the Company and cancelled in accordance with the terms of the Merger and the constitution of the Company.

We issued 24,346,782 ordinary shares with a par value of   $0.01 per share to the former shareholders of Innocoll Germany on the completion of the Merger.
Innocoll Germany and its Predecessors
As of August 23, 2013, the date of the incorporation of Innocoll GmbH, the predecessor to Innocoll Germany, the share capital of Innocoll GmbH as registered with the commercial register amounted to €738,623. From the period of incorporation up to March 16, 2016, the effective date of the Merger, the share capital of Innocoll GmbH and Innocoll Germany changed as follows:
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On October 24, 2013, the share capital was increased by €20,194 to €758,817 pursuant to the issue of 20,194 series D preferred shares of Innocoll GmbH at a price of  €100 each.

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On November 29, 2013, the share capital was increased by €42,500 to €801,317 pursuant to the issue of 42,500 series D preferred shares of Innocoll GmbH at a price of  €100 each.

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On January 28/March 20, 2014, the share capital was increased by €47,840 to €849,157 pursuant to the issue of an aggregate of 47,840 restricted shares to certain members of Innocoll GmbH’s advisory board and management board pursuant to the 2014 Restricted Share Awards, in the form of ordinary series A, series B, series C, series D and series D-2 preferred shares of Innocoll GmbH at nominal value of  €1.00 each.

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On May 22, 2014, Innocoll GmbH approved an increase in its share capital by €122,389 to €971,546 pursuant to the issue of 77,924 series E preferred shares of Innocoll GmbH at a price of €112.52 per share, the issue of 43,596 restricted shares to certain members of its advisory board and management board pursuant to the 2014 Restricted Share Awards, in the form of ordinary, series A, series B, series C, series D and series E preferred shares at a nominal value of  €1.00 each and the issue of 869 ordinary, series A, series B, series C, series D and series E preferred shares at a nominal value of  €1.00 each to a former member of our advisory board. The terms of the notarial deed pursuant to which the series E preferred shares were issued provide an anti-dilution right such that, in the event of an initial public offering in which the price per ordinary share is less than 1.2 times the series E stated value per share (€112.52), or the IPO Premium Requirement, the shareholders of Innocoll GmbH agreed to approve a further capital increase in which the holders of series E preferred shares, or ordinary shares issued to such holders after our transformation into Innocoll AG, would be issued new ordinary shares in Innocoll AG at a notional value of  €1.00 per share in an amount such that the weighted average price per share of the newly issued ordinary shares will satisfied the IPO Premium Requirement.

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On June 16, 2014, Innocoll GmbH approved an increase in its share capital by €32,977 to €1,004,523 pursuant to the issue of 32,977 new ordinary shares to certain members of its advisory board and certain of its existing investors with an aggregate share premium of  €3.7 million with the same anti-dilution rights as the series E preferred shares.

•
Also on June 16, 2014, all Innocoll GmbH ‘s shareholders agreed to amend and restate Innocoll GmbH’s articles of organization and amend and terminate all preference, redemption and cumulative dividend rights by converting all preferred shares into ordinary shares (other than with respect to the series E preferred shares regarding certain anti-dilution rights) in exchange for 1,004,523 ordinary shares of Innocoll GmbH.

•
On July 3, 2014 upon registration of its transformation in the commercial register, all ordinary shares of Innocoll GmbH became ordinary shares of Innocoll AG in accordance with the provisions of the German Reorganization Act.

•
By resolution of an extraordinary meeting of Innocoll AG’s shareholders held on July 18, 2014, its management board was authorized to increase its share capital from €1,004,523 to up €1,504,523 pursuant to the issuance of up to 500,000 new ordinary shares with the consent of its supervisory board, under exclusion of statutory subscription rights of its shareholders. Innocoll AG’s management board, with the consent of its supervisory board decided on July 24, 2014 to increase its share capital by 490,567 ordinary shares, as represented by ADSs, which formed part of Innocoll AG’s initial public offering, which capital increase was registered in the commercial register on July 28, 2014.
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In September, 2014 Innocoll AG's share capital was increased by €14,112 to €1,509,202 ordinary shares, in connection with the issuance of an aggregate of 14,112 of its ordinary shares purchased by the underwriters in the form of ADSs at a public offering price of  $9.00 per ADS upon exercise of their over-allotment option.

•
In February 2015, Innocoll AG’s share capital was increased by €58,953 to €1,568,155 ordinary shares, in connection with the issuance of an aggregate of 58,953 of its ordinary shares to former holders of ordinary and series E preferred shares as a result of anti-dilution protection provision associated with such ordinary and preferred shares acquired in pre-IPO financings to satisfy the IPO Premium Requirement.

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In April 2015, Innocoll AG’s share capital was increased by €72,370 to €1,640,525 ordinary shares issued out of its Authorized Capital II to holders of phantom shares (which we opted to settle in shares).

•
In April 2015, Innocoll AG’s management board, with the consent of its supervisory board, resolved to increase its share capital by 150,920 ordinary shares, as represented by ADSs, which formed part of its April 2015 public offering, which capital increase was registered in the commercial register on April 24, 2015.

•
At Innocoll AG’s August 24, 2015 Annual General Meeting, its shareholders approved the resolution to issue the 37,761 ordinary shares awarded to its CEO, Anthony P. Zook, under its restricted share plan, which capital increase was registered in the commercial register on September 24, 2015.

•
In November 2015, Innocoll AG’s management board approved the issuance of 8,287 ordinary shares for a cash contribution of  € 87.52 per share, pursuant to a notarial deed entered into on June 16, 2014.

EXPENSES
The following table sets forth the expenses, other than any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, expected to be incurred by us in connection with a possible offering of securities registered under the registration statement of which this prospectus is a part. All amounts are estimated except the SEC registration fee:
Expenses	Amount
SEC registration fee		$35,459.07+
FINRA filing fees		*
Legal fees and expenses		*
Accounting fees and expenses		*
Printing fees		*
Other fees and expenses		*
Total	$	*

+
Previously paid.

*
To be provided in a prospectus supplement or in a Report of Foreign Private Issuer on Form 6-K subsequently incorporated by reference into this prospectus.

LEGAL MATTERS
Unless otherwise stated in any applicable prospectus supplement, the validity of the ordinary shares with respect to U.S. law in connection with the securities offered pursuant to this prospectus will be passed upon for us by Dentons US LLP, New York, New York. Unless otherwise stated in any applicable prospectus supplement, the validity of the shares with respect to Irish law in connection with the securities offered pursuant to this prospectus will be passed upon for us by William Fry.
EXPERTS
The financial statements of Innocoll AG appearing in its Annual Report on Form 20-F for the year ended December 31, 2015 have been audited by Grant Thornton, independent registered public accountants, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon the report of, upon the authority of said firm as experts in accounting and auditing. The offices of Grant Thornton are located at 24-26 City Quay, Dublin 2, Ireland.
SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES
Innocoll Holdings plc is a public limited company formed under Irish law, and its registered offices and all of its assets are located outside of the United States. In addition, certain members of our board, our senior management and the experts named herein are residents of jurisdictions other than the United States, namely Ireland, the United Kingdom and Germany. As a result, it may not be possible for you to effect service of process within the United States upon Innocoll Holdings plc or these individuals to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. securities laws against Innocoll in the United States.
In addition, it may not be possible to enforce court judgments obtained in the United States against us in Ireland based on the civil liability provisions of the U.S. federal or state securities laws. We have been advised by William Fry, our Irish counsel, that the United States currently does not have a treaty with Ireland providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters.

The following requirements must be met before a judgment of a U.S. court will be deemed to be enforceable in Ireland:
•
the judgment must be for a definite sum;

•
the judgment must be final and conclusive; and

•
the judgment must be provided by a court of competent jurisdiction.

An Irish court may also exercise its right to refuse enforcement if the U.S. judgment was obtained by fraud, if the judgment violates Irish public policy, if the judgment is in breach of natural justice or if it is irreconcilable with an earlier foreign judgment. There is some uncertainty as to whether the courts of Ireland would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers based on the civil liabilities provisions of the U.S. federal or state securities laws or hear actions against us or those persons based on those laws. Therefore, a final judgment for the payment of money rendered by any U.S. federal or state court based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not automatically be enforceable in Ireland.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the periodic reporting and other informational requirements of the Exchange Act. Under the Exchange Act we are required to file or furnish annual and special reports and other information with the SEC. You may review and copy this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also request copies of these documents upon payment of a duplicating fee by writing to the SEC. For further information on the public reference room, please call the SEC at 1-800-SEC-0330. Our SEC filings, including the Registration Statement, are also available to you on the SEC’s website at http://www.sec.gov.
As a foreign private issuer, we are not required to disclose certain other information that is required from U.S. domestic issuers. Also, as a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing of proxy statements to shareholders and members of our supervisory and management boards and our principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. We are also exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5. Since many of the disclosure obligations required of us as a foreign private issuer are different than those required by other U.S. domestic reporting companies, our shareholders, potential shareholders and the investing public in general should not expect to receive information about us in the same amount and at the same time as information is received from, or provided by, other U.S. domestic reporting companies. We are liable for violations of the rules and regulations of the SEC which do apply to us as a foreign private issuer.
INCOPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered:
•
Annual Report on Form 20-F for the fiscal year ended December 31, 2015 filed with the SEC on March 17, 2016, and any amendments thereto;

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The description of our share capital, including our ordinary shares, contained in the Registration Statement on Form F-4 (File No. 333-208438), as amended, which was declared effective by the SEC on December 22, 2015;

•
Reports of Innocoll Ireland on Form 6-K filed with or furnished to the SEC on March 16, 2016 (filed under EDGAR format 8-K12B), March 17, 2016 and April 27, 2016, and reports of Innocoll Germany on Form 6-K filed with or furnished to the SEC on February 2, 2016 and

•
Our constitution (including the memorandum of association and articles of association), contained in Exhibit 3.1 to our Report on Form 6-K filed with or furnished to the SEC on March 16, 2016 (filed under EDGAR format 8-K12B).

This prospectus shall also be deemed to incorporate by reference all subsequent annual reports filed on Form 20-F or Form 10-K, all subsequent filings on Forms 10-Q and 8-K, and any report on Form 6-K, or any part thereof, which states that it, or any part thereof, is being incorporated by reference herein, in each case filed by the registrant pursuant to the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and prior to the termination of the offering made by this prospectus.
We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at our headquarters, which is currently located at Unit 9, Block D, Monksland Business Park, Monksland, Athlone, Ireland, and our telephone number is +353 (0) 90 648 6834. Copies of these filings may also be accessed at our website, www.innocoll.com. Information contained in our website is not part of this prospectus.

5,725,000 Shares
Innocoll Holdings plc
      Ordinary Shares

Prospectus Supplement

June 16, 2016
MORGAN STANLEY	PIPER JAFFRAY
STIFEL
FBR	JANNEY MONTGOMERY SCOTT